Exhibit 10.41

Execution Copy

MASTER EQUIPMENT LEASE

Among

WISE ALLOYS LLC

Lessee

and

WILMINGTON TRUST COMPANY,

not in its individual capacity except as expressly

set forth herein, but solely as Owner Trustee

Lessor

and

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

and

THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

collectively, Owner Participant

Date: November 13, 2006

TABLE OF CONTENTS

		Page
1.	TERM.	1
The Term of this Lease with respect to any item of the Equipment shall consist of the Basic Term set forth in the Equipment Schedule relating thereto.		1
2.	AUTHORIZATION AND CONDITIONS.	1
3.	DELIVERY.	3
4.	RENT.	4
5.	REPRESENTATIONS AND WARRANTIES.	5
6.	COVENANTS.	9
7.	USE AND MAINTENANCE.	12
8.	DISCLAIMER OF WARRANTIES.	14
9.	GENERAL TAX INDEMNITY.	14
10.	LIENS.	17
11.	INSURANCE.	17
12.	LOSS AND DAMAGE.	18
13.	REDELIVERY.	21
14.	INDEMNITY/ENVIRONMENTAL MATTERS.	21
15.	DEFAULT; REMEDIES.	23
16.	ASSIGNMENT BY OWNER PARTICIPANT, LESSOR AND LESSEE.	25
17.	CHATTEL PAPER.	26
18.	[INTENTIONALLY LEFT BLANK].	27
19.	END OF TERM.	27
20.	EARLY TERMINATION.	27
21.	INSPECTION.	27
22.	QUIET ENJOYMENT.	27
23.	TRANSACTION COSTS.	28
24.	PAYMENTS DURING DEFAULT.	28
25.	INVENTORY LEFT BLANK.	28
26.	CHOICE OF LAW; JURISDICTION.	28
27.	MISCELLANEOUS.	29
EQUIPMENT LEASE AGREEMENT		1
BILL OF SALE		1

Exhibits
Exhibit A	-	Equipment Schedule
		Annex A -	Equipment List

		Annex B-1 -	Basic Rent

		Annex B-2 -	Stipulated Loss Values

		Annex C -	Existing Financing Statements

- i -

Exhibit B	-	Definitions

Exhibit C	-	Bill of Sale

Exhibit D	-	Form of Lessee’s and Guarantor’s Counsel’s Opinions

Exhibit E	-	Form of Lessor’s Counsel Opinion

Exhibit F	-	Form of Owner Participant’s In-House Counsel Opinion

- ii -

MASTER EQUIPMENT LEASE

THIS MASTER EQUIPMENT LEASE is made as of the 9th day of November, 2006, by and among THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA and THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA (collectively, the “Owner Participant”), WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, except as expressly stated herein, but solely as owner trustee (“Owner Trustee” and in its role as lessor hereunder “Lessor”), and WISE ALLOYS LLC, a Delaware limited liability company (“Lessee”). Unless otherwise defined herein, capitalized terms shall have the meaning assigned to such term in Exhibit B hereto.

The parties agree that, subject to the terms and conditions set forth herein and in the Equipment Schedules, Owner Participant agrees to make an equity investment in the Trust in an aggregate amount not to exceed $30,000,000, Lessor agrees to purchase from and lease to Lessee, and Lessee agrees to sell to and lease from Lessor an aggregate amount of Equipment, the Lessor’s Cost for which shall not exceed $30,000,000, as more fully described in the Equipment Schedules to be executed pursuant hereto.

1.	TERM.

The Term of this Lease with respect to any item of the Equipment shall consist of the Basic Term set forth in the Equipment Schedule relating thereto.

2.	AUTHORIZATION AND CONDITIONS.

(a) At least 3 Business Days prior to each Funding Date, Lessee shall deliver written notice to Owner Participant and Lessor which shall identify the Equipment to be included on the Equipment Schedule to be executed and delivered as of such Funding Date, its manufacturer, model, serial number, its location and Lessor’s Cost.

(b) The Owner Participant’s obligation to make an equity investment in the Trust and Lessor’s obligations to purchase Equipment from Lessee and to lease the same to Lessee under the Equipment Schedules shall be conditioned upon and subject to satisfaction of the terms of Section 2(a) and the receipt by Owner Participant and Lessor prior to the Closing Date and, if applicable, each Funding Date of the following, in form and substance reasonably satisfactory to Owner Participant and Lessor:

(i) prior to each Funding Date, evidence as to due compliance with the insurance provisions hereof, including a certificate of insurance and copies of the applicable insurance policies;

(ii) prior to each Funding Date, precautionary Uniform Commercial Code financing statements as are reasonably required by Lessor;

(iii) prior to the Closing Date, a certificate of each of Guarantor’s and Lessee’s Secretary or Assistant Secretary dated as of the Closing Date certifying:

(A) resolutions of each of Guarantor and of Lessee duly authorizing (x) in the case of Lessee, the leasing of the Equipment hereunder and the execution, delivery and performance of this Lease and the Equipment Schedules and all other Operative Documents to which Lessee is a party and (y) in the case of Guarantor, the Guaranty, and

(B) the incumbency and signature of the officers of Guarantor and Lessee authorized to execute such documents;

(iv) prior to each Funding Date, a certificate of a Responsible Officer of Lessee dated as of such Funding Date, certifying on behalf of Lessee that to the knowledge of such officer, after due inquiry, no Default or Potential Default has occurred and is continuing;

(v) on the Closing Date, opinions of special counsel for Guarantor and Lessee substantially in the form set forth on Exhibit D hereto and on each Funding Date an opinion of special counsel for Guarantor and Lessee substantially in the form set forth on Exhibit D hereto relating to those documents executed and delivered on such Funding Date;

(vi) on each Funding Date the execution and delivery of an Equipment Schedule for such Equipment together with the Bill of Sale as Lessee is required to execute and deliver as of such Funding Date;

(vii) on or prior to each Funding Date, Owner Participant shall have received an Appraisal with respect to such Equipment in form and substance reasonably satisfactory to Owner Participant; and

(viii) all such other documents, instruments and other actions as Owner Participant, Lessor or Lessee may reasonably request in connection with the consummation of the transactions contemplated herein and consistent with the terms hereof shall be complete and reasonably satisfactory to each of Owner Participant, Lessor and Lessee.

(c) Lessee’s obligations to sell Equipment to Lessor and to lease the same from Lessor under the Equipment Schedules shall be conditioned upon and subject to the receipt by Lessee on or prior to the applicable Funding Date of the following in form and substance reasonably satisfactory to Lessee:

(i) funds in the aggregate amount equal to the Lessor’s Cost of such Equipment have been paid to Lessee or as Lessee shall direct in the manner provided in Section 3 hereof;

(ii) the representations and warranties of Owner Participant in Section 5(b) hereof and of Owner Trustee in Section 5(c) hereof are true and correct on and as of such Funding Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate to a specified earlier date, in which case such representations and warranties were true and correct as of such earlier date);

(iii) a certificate of Lessor’s Secretary dated as of the Closing Date certifying:

(A) resolutions of Lessor’s Board of Directors duly authorizing the execution and delivery of this Lease and all other Operative Documents to which Lessor is a party;

(B) the incumbency and signature of the officers of Lessor authorized to execute such documents;

(iv) (Intentionally Left Blank)

(v) on the Closing Date, opinions of counsel for Lessor, substantially in the form set forth as Exhibit E hereto and of in-house counsel for Owner Participant substantially in the form set forth as Exhibit F hereto;

(vi) execution and delivery of each Operative Document which Lessor or Owner Participant is required to execute and deliver as of such Funding Date; and

(vii) all such other documents, instruments and other actions as Lessee may reasonably request in connection with the consummation of the transactions contemplated herein and consistent with the terms hereof shall be complete and satisfactory to Lessee.

3.	DELIVERY.

Lessor and Lessee shall execute and deliver an Equipment Schedule containing the information specified on Exhibit A hereto for each item of Equipment to be leased hereunder as of each Funding Date. Simultaneously therewith, Lessor shall purchase such Equipment from Lessee by paying to Lessee (to such account as Lessee shall specify) by wire transfer of immediately available funds equal to the Lessor’s Cost of such Equipment, such purchase to be evidenced by a Bill of Sale from Lessee to Lessor covering such Equipment; whereupon, as between Lessor and Lessee, such Equipment shall be deemed to have been accepted by Lessee and subject to this Lease.

4.	RENT.

(a) Basic Rent. On each Rent Payment Date during the Basic Term, Lessee shall pay to Lessor Basic Rent in the amount specified on the Equipment Schedules for such Rent Payment Date for the Equipment then subject to this Lease.

(b) Supplemental Rent. Lessee shall pay to Lessor, or to whomever shall be entitled thereto as expressly provided herein or in any other Operative Document, any and all Supplemental Rent promptly as the same shall become due and payable. In the event of any failure on the part of Lessee to pay any Supplemental Rent, Lessor shall have the same rights, powers and remedies provided herein or by law or equity in the case of nonpayment of Basic Rent (except for the difference in grace periods provided in Section 15 hereof).

(c) Method of Payment. Rent due and owing from Lessee to Lessor under or in connection with this Lease is payable as and when specified herein, in the Equipment Schedule or any other Operative Document by wire transfer of immediately available funds to Lessor’s account at Wilmington Trust Company, Wilmington, Delaware, ABA No. 031-100-092, Account No. 078632-000, Ref: [Wise Alloys], or to such other account as Lessor may specify in writing from time to time. Any Supplemental Rent payments for the account of the Owner Participant shall be made by wire transfer of immediately available funds to account of Lessor noted above or to such other account as Owner Participant may specify in writing from time to time. If any payment of Rent is not paid on the due date, Lessor may collect, and Lessee agrees to pay, a charge calculated as the product of the Late Charge Rate specified in the applicable Equipment Schedule and the amount in arrears for the period such amount remains unpaid.

(d) Net Lease; No Setoff; etc. This Lease is a net lease and, notwithstanding any other provision of this Lease, it is intended that Lessee’s obligations to pay Basic Rent and Supplemental Rent hereunder shall be absolute and unconditional and shall not be affected by any circumstance whatsoever and shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction. The obligations and liabilities of Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including, without limitation: (i) any defect in the condition, quality or fitness for use of any item of Equipment or any part thereof; (ii) any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of any item of Equipment or any part thereof; (iii) any restriction, prevention or curtailment of or interference with any use of any item of Equipment or any part thereof; (iv) any defect in title to or any Lien on such title; (v) any change, waiver, extension, indulgence or other action or omission in respect to any obligation or liability of Lessor or Owner Participant; (vi) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Lessee, Lessor, Owner Participant or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee, Lessor, Owner Participant or any other Person, or by any court, in any such proceeding; (vii) any claim that Lessee has or might have against any Person, including, without limitation, Lessor or Owner Participant; (viii) any failure on the part of Lessor or Owner Participant to perform or comply with any of the terms hereof or of any other agreement; (ix) any invalidity or unenforceability or disaffirmance of this Lease against or by

Lessee or any provision hereof or any of the other Operative Documents or any provision of any thereof; or (x) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Lessee shall have notice or knowledge of any of the foregoing. This Lease shall be noncancelable by Lessee and, except as expressly provided herein, Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease, or to any diminution or reduction of Rent payable by Lessee hereunder. If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise, except as expressly provided herein, Lessee shall nonetheless pay to Lessor (or, in the case of Supplemental Rent, to whomever shall be entitled thereto as expressly provided herein or in any other Operative Document) an amount equal to each Basic Rent payment at the time and in the manner that such payment would have become due and payable under the terms of this Lease if it had not been terminated in whole or in part. Nothing in this Lease shall be construed as a guaranty by Lessee of any Residual Value or Remaining Life of any item of Equipment.

5.	REPRESENTATIONS AND WARRANTIES.

(a) Lessee represents and warrants that, as of the date hereof:

(i) Corporate Power. Lessee is a limited liability company duly organized and validly existing in good standing under the laws of the state of its organization and is in good standing and qualified as a foreign corporation in Alabama.

(ii) Execution, Delivery, etc. The execution, delivery and performance of this Lease and the other Operative Documents to which Lessee is a party: (A) have been duly authorized by all necessary limited liability company action on the part of Lessee; (B) do not require the approval of any member, trustee or holder of any obligations of Lessee except such as have been duly obtained; and (C) do not contravene any law, governmental rule, regulation or order now binding on Lessee, or the organizational documents of Lessee, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under, any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound which, either individually or in the aggregate, would materially and adversely affect the financial condition of Lessee or the ability of Lessee to perform its obligations hereunder.

(iii) Binding Obligations. This Lease and the other Operative Documents to which Lessee is a party, when entered into, will constitute legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with the terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(iv) Litigation. There are no pending actions or proceedings to which Lessee is a party, and there are no other pending or threatened actions or proceedings of which Lessee has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would materially and adversely affect the financial condition of Lessee or the ability of Lessee to perform its obligations hereunder. Further, Lessee is not in default under any obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any rent under any lease agreement which, in each case either individually or in the aggregate, would materially and adversely affect the financial condition of Lessee or the ability of Lessee to perform its obligations hereunder.

(v) Address. The location (as such term is used in Section 9-307 of the Uniform Commercial Code) of Lessee is the State of Delaware. The Lessee’s full and correct legal name is Wise Alloys LLC, and its address is set forth below the signature of Lessee on the signature page of this Lease.

(vi) Liens. Immediately prior to the execution and delivery of the applicable Bill of Sale, the Equipment subject to such Bill of Sale shall be free of all liens, claims and encumbrances other than Permitted Liens and except for the financing statements listed on Annex C to the Equipment Schedule, releases for which will be delivered to Lessor at or prior to the closing of the transactions contemplated to occur on such Funding Date, no effective financing statement or other form of lien notice covering all or any part of the Equipment is on file in any recording office except those in favor of Lessor.

(vii) Title to Equipment. Each Bill of Sale executed by the Lessee shall transfer to Lessor good title to the Equipment described on the schedule attached thereto free and clear of any and all encumbrances, liens, charges or defects other than Permitted Liens.

(viii) Filings. Upon execution and delivery of the applicable Bill of Sale, no further action, including the filing or recording of any document, is required to transfer to the Lessor all right, title and interest in and to the Equipment.

(b) Owner Participant represents and warrants that, as of the date hereof:

(i) Power. Owner Participant is duly organized and validly existing in good standing under the laws of the State of Alabama and has full power authority and legal right to enter into and carry out the transactions contemplated by this Lease and the Operative Documents to which it is to be a party.

(ii) Execution, Delivery, etc. The execution, delivery and performance of this Lease and the other Operative Documents to which Owner Participant is a party (A) have been duly authorized by all necessary action on the part of Owner Participant; (B) do not require the approval of any stockholder, trustee or holder of any obligations of Owner Participant except such as have been duly obtained; and (C) do not contravene any law, governmental rule, regulation or order now binding on Owner Participant, or the organizational documents of Owner Participant, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Owner Participant under, any indenture, mortgage, contract or other agreement to which Owner Participant is a party or by which it or its property is bound which, either individually or in the aggregate, would materially and adversely affect the financial condition of Owner Participant or the ability of Owner Participant to perform its obligations hereunder.

(iii) Binding Obligations. This Lease and the other Operative Documents to which Owner Participant is a party when entered into, will constitute legal, valid and binding obligations of Owner Participant enforceable against Owner Participant in accordance with the terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(iv) Litigation. There are no pending actions or proceedings to which Owner Participant is a party, and there are no other pending or threatened actions or proceedings of which Owner Participant has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would materially and adversely affect the financial condition of Owner Participant or the ability of Owner Participant to perform its obligations hereunder. Further, Owner Participant is not in default under any obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any rent under any lease agreement which, in each case either individually or in the aggregate, would materially and adversely affect the financial condition of Owner Participant or the ability of Owner Participant to perform its obligations hereunder.

(v) Offering. (A) The interest in the Trust and this Lease being acquired by Owner Participant is being acquired by it for its own account for investment and not with a view to any resale or distribution and (B) Owner Participant agrees that it has not offered, and neither it nor any authorized person acting on its behalf will hereafter offer, any such interests for sale to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons whomever, so as thereby to result in the making and delivery of such interests being in violation of the provisions of Section 5 of the Securities Act of 1933, as amended.

(c) Owner Trustee represents and warrants that, as of the date hereof (provided that the representations in clause (vii) are made solely in its trust capacity):

(i) Due Organization, etc. It is a Delaware banking corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and the Trust Company has the power and authority to enter into and perform its obligations under the Trust Agreement and (assuming due authorization, execution and delivery of the Trust Agreement by the Owner Participant) has the corporate and trust power and authority to enter into and perform its obligations under each of the other Operative Documents to which it is or is to be a party and each other agreement, instrument and document to be executed and delivered by it in connection with or as contemplated by each such Operative Document to which it is or is to be a party.

(ii) Authorization; No Conflict. The execution, delivery and performance of each Operative Document to which it is or is to be a party, either in its individual capacity or (assuming due authorization, execution and delivery of the Trust Agreement by the Owner Participant) as Owner Trustee, as the case may be, has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by the Trust Company with any of the terms and provisions thereof (A) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations, (B) does or will contravene any current United States or Delaware law, governmental rule or regulation relating to the Trust Company’s banking or trust powers or any United States or Delaware Applicable Laws relating to its banking or trust powers, (C) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of the Trust Company’s property under, its charter or by-laws, or any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected or (D) does or will require any action by any Governmental Authority of the State of Delaware.

(iii) Enforceability, etc. The Trust Agreement and, assuming the Trust Agreement is the legal, valid and binding obligation of the Owner Participant, each other Operative Document to which the Trust Company is or will be a party have been, or prior to execution by the Owner Trustee will be, duly executed and delivered by the Trust Company and the Trust Agreement and each such other Operative Document to which the Trust Company is a party in its individual capacity and as Owner Trustee constitutes, or upon execution and delivery of will constitute, its legal, valid and binding obligation enforceable against it in accordance with the terms thereof.

(iv) Litigation. There are no actions or proceedings pending or, to Trust Company’s knowledge, threatened to which Trust Company is or will be a party, either in its individual capacity or as Owner Trustee, before any Governmental Authority that, if adversely determined, would materially and adversely affect its ability, in its individual capacity or as Owner Trustee to perform its obligations under the Operative Documents to which it is a party, would have a material adverse effect on the financial condition of the Trust Company or would question the validity or enforceability of any of the Operative Documents to which Trust Company is or is to become a party.

(v) Lessor Liens. There are no Lessor Liens on or with respect to the Equipment attributable to Trust Company and there will not be any Lessor’s Liens attributable to the Trust Company on or with respect to the Equipment on any Funding Date.

(vi) Assignment. Neither Trust Company nor Owner Trustee has assigned or transferred any of its right, title or interest in or under this Lease or its interest in any Equipment or Equipment Schedule.

(vii) Enforceability. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant and of the other Operative Documents by each of the parties thereto (other than the Trust Company), the Operative Documents to which the Owner Trustee is a party not in its individual capacity but solely as Owner Trustee are legal, valid and binding obligations of the Owner Trustee, enforceable against the Owner Trustee in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors generally and by general equitable principles.

6.	COVENANTS.

(a) Lessee covenants and agrees as follows:

(i) Officer’s Certificate. Lessee will furnish Lessor and Owner Participant, promptly upon any Responsible Officer of Lessee obtaining knowledge of any condition or event which constitutes a Default or a Potential Default hereunder, prompt written notice specifying such condition and what action Lessee intends to take with respect thereto.

(ii) Further Assurances. Lessee will promptly execute and deliver to Lessor or Owner Participant such further documents, instruments and assurances and take such further action as Lessor from time to time may reasonably request in order to carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created or intended to be created in favor of Lessor or Owner Participant hereunder.

(iii) Fixtures. Without limiting the provisions of Section 10 hereof, Lessee agrees that if the manner in which any item of Equipment is attached to or incorporated in any other item of equipment or to or in any real property gives rise to the assertion of any Lien on such item of Equipment by reason of such attachment or the assertion of a claim that such item of Equipment has become a fixture, Lessee will purchase any such item of Equipment which Lessor notifies Lessee in writing is subject to the assertion of any such Lien within ninety (90) days of such notice for the Stipulated Loss Value thereof in accordance with Section 19 hereof unless it has removed or otherwise resolved any such asserted Lien to the reasonable satisfaction of Lessor prior to the required purchase date.

(iv) Merger. Lessee shall not consolidate with or merge into any other corporation or convey, transfer or lease substantially all of its assets as an entirety to any Person unless Lessee is the surviving corporation, or the corporation formed by such consolidation or merger, is an Affiliate of the Guarantor and the Guaranty remains in full force and effect, or shall have a net worth at least equal to that of Guarantor immediately prior thereto and is by operation of law or contract liable for the performance of all the disappearing corporation’s obligations under this Lease and the other Operative Documents or the Person which acquired by conveyance, transfer or lease substantially all of such assets as an entirety shall execute and deliver to Lessor and Owner Participant an agreement reasonably satisfactory in form and substance to Lessor and Owner Participant containing an effective assumption by such Person of the due and punctual performance and observance of each covenant and condition of this Lease and the other Operative Documents to be performed or observed by Lessee. However, nothing set forth in this Lease shall restrict or prohibit any such merger, conveyance, transfer or lease from a Consolidated Subsidiary of Guarantor into Lessee or from Lessee into one of Guarantor’s Consolidated Subsidiaries.

Upon any consolidation or merger, or any conveyance, transfer or lease of substantially all the assets of Lessee as an entirety in accordance with this Section 6(a)(iv), the successor corporation formed by such consolidation or the Person to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of Lessee under this Lease and the other Operative Documents with the same effect as if such successor corporation or such Person, as the case may be, had been named as Lessee herein. Nothing contained herein shall permit any lease, sublease or other arrangement for the use, operation or possession of the Equipment except in compliance with the applicable provisions of this Lease.

(v) Use of Proceeds. Lessee shall use the proceeds of the sale of the Equipment on (A) the first Funding Date to fund inventory (metal supply) for current and near term business opportunities; and (B) the Final Funding Date to provide incremental vendor support and to establish letters of credit to retain and attract additional credit support.

(b) Owner Trustee (both in its individual capacity and in its trust capacity) covenants and agrees as follows:

(i) Lessor’s Liens. Owner Trustee (both in its individual capacity and in its trust capacity) agrees that Owner Trustee (both in its individual capacity and in its trust capacity) will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full, promptly after the same first becomes known to Owner Trustee, any Lessor’s Lien on or with respect to the Equipment attributable to Owner Trustee in its individual or trust capacity; provided, however, that unless and until Owner Trustee is required by the terms of this Lease to transfer title to any item of Equipment, Owner Trustee shall not be required to so discharge or satisfy any such Lessor’s Lien while it is contesting such Lessor’s Lien in good faith by appropriate proceedings diligently prosecuted so long as there is no material risk of the sale, forfeiture or loss of such Equipment, no risk of criminal liability or material civil liability on Lessee and, in the reasonable opinion of Lessee, such contest does not interfere with Lessee’s right of quiet enjoyment under Section 22 hereof.

(ii) Lessor’s Lien Indemnity. Owner Trustee (both in its individual capacity and in its trust capacity) agrees to indemnify and hold harmless Lessee from and against any loss, cost, expense, claim or damage which may be suffered by Lessee or any Affiliate of Lessee as the result of the failure of Owner Trustee to discharge and satisfy any Lessor’s Liens as described in this Section 6(b).

(c) Owner Participant covenants and agrees as follows:

(i) Lessor’s Liens. Owner Participant agrees that Owner Participant will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full, promptly after the same first becomes known to Owner Participant, any Lessor’s Lien on or with respect to the Equipment attributable to the Owner Participant; provided, however, Owner Participant shall not be required to so discharge or satisfy any such Lessor’s Lien while it is contesting such Lessor’s Lien in good faith by appropriate proceedings diligently prosecuted so long as there is no material risk of the sale, forfeiture or loss of such Equipment, no risk of criminal liability or material civil liability on Lessee and, in the reasonable opinion of Lessee, such contest does not interfere with Lessee’s right of quiet enjoyment under Section 22 hereof.

(ii) Lessor’s Lien Indemnity. Owner Participant agrees to indemnify and hold harmless Lessee from and against any loss, cost, expense, claim or damage which may be suffered by Lessee or any Affiliate of Lessee as the result of the failure of Owner Participant to discharge and satisfy any Lessor’s Liens as described in this Section 6(c).

(d) Trust Agreement. Without prejudice to any right under the Trust Agreement of the Owner Trustee to resign, or the Owner Participant’s right under the Trust Agreement to remove the institution acting as Owner Trustee, each of the Owner Participant and the Owner Trustee hereby (i) agrees with the Lessee not to terminate or revoke the trust created by the Trust Agreement except as permitted by Section 11.1 of the Trust Agreement, (ii) agrees with the Lessee not to amend, supplement, terminate or revoke or otherwise modify any provision of the Trust Agreement in such a manner as to adversely affect the rights of Lessee without the prior written consent of Lessee and (iii) agrees to comply with all of the terms of the Trust Agreement applicable to it the nonperformance of which would adversely affect Lessee.

(e) Successor Owner Trustee. The Owner Trustee or any successor may resign or be removed by the Owner Participant as Owner Trustee, a successor Owner Trustee may be appointed, and a corporation may become the Owner Trustee under the Trust Agreement, only in accordance with the provisions of Section 9.1 of the Trust Agreement. The Owner Participant further agrees not to remove the institution acting as Owner Trustee, and not to replace the institution acting as Owner Trustee in the event that such institution resigns as Owner Trustee, unless the Owner Participant shall have received the consent of the Lessee, which will not be unreasonably withheld or delayed; provided that no consent of the Lessee shall be required if a Default shall have occurred and be continuing. So long as no Default shall have occurred and be continuing, the Owner Trustee and the Owner Participant agree that no co-trustee or separate trustee shall be appointed pursuant to Section 9.2 of the Trust Agreement without the Lessee’s prior written consent, such consent not to be unreasonably withheld or delayed.

(f) Indebtedness; Other Business. The Owner Trustee shall not contract for, create, incur or assume any indebtedness, or enter into any business or other activity, other than pursuant to or under the Operative Documents.

(g) No Violation. The Owner Participant will not instruct the Owner Trustee to take any action in violation of the terms of any Operative Document or any other related documents.

(h) No Voluntary Bankruptcy. The Owner Trustee shall not (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial benefit of its creditors; and the Owner Trustee shall not take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this paragraph.

(i) Change of Chief Place of Business. The Owner Trustee shall give prompt notice to the Lessee if the Owner Trustee’s chief place of business or the office where the records concerning the accounts or contract rights relating to the Equipment are kept, shall cease to be located in Wilmington, Delaware or if it shall change its name, identity or corporate structure.

7.	USE AND MAINTENANCE.

(a) Use. Lessee may use the Equipment in the conduct of its business, in a manner so as to maintain the Equipment in good working order and condition, ordinary wear and tear excepted, consistent with the requirements of all applicable insurance policies, and in compliance with all Applicable Laws the non-compliance with which (x) would have a material adverse effect on the financial condition of Guarantor and its Consolidated Subsidiaries taken as a whole or the ability of Lessee to perform its obligations hereunder or (y) in the reasonable opinion of Lessor would involve a material risk of any of the items enumerated in clauses (i) and (ii) of the following sentence. Notwithstanding the foregoing, Lessee shall not be deemed to be in default hereof as long as Lessee is contesting the application of any Applicable Law if such test, challenge or appeal for review shall be prosecuted by Lessee in good faith and such test, challenge or appeal shall not involve a material risk of:

(i) foreclosure, sale, forfeiture or loss of the Equipment; or

(ii) criminal liability on Lessor or Owner Participant or a material claim against Lessor or Owner Participant.

(b) Location of Equipment. Lessee may not move or relocate the Equipment from the location identified on the Equipment Schedule for such item of Equipment.

(c) Marking. If requested by Lessor, Lessee will cause each principal item of the Equipment to be continually marked, in a plain and distinct manner, with an inventory control tag furnished by Lessor.

(d) Maintenance. At its own expense, Lessee will cause the Equipment to be kept and maintained in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and in compliance with all Applicable Laws the non-compliance with which would violate the restriction of subclauses (x) and (y) of Section 7(a) above, and will provide all maintenance and service and make all repairs or replacements reasonably necessary for such purpose.

(e) Parts. If any parts of the Equipment become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Lessee, at its own expense, will replace such parts with replacement parts which are free and clear of all Liens (other than Permitted Liens) and have a value, utility and useful life at least equal to the parts replaced. All parts which are added to the Equipment which are required by Applicable Law, in replacement of or substitution for, and not in addition to any part constituting part of the Equipment on the Funding Date or which cannot be detached from the Equipment without materially adversely affecting the value, utility and useful life which the Equipment would have had without the addition thereof, shall immediately become the property of Lessor, and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder. Title to all other parts added to the Equipment shall be and remain the property of Lessee and shall not be deemed to constitute part of the Equipment or be subject to this Lease.

(f) Inspection. Upon reasonable advance notice, Owner Participant, Lessor and its agents shall have the right to inspect the Equipment and all maintenance records with respect thereto at any reasonable time during normal business hours.

(g) Alterations. (i) Required Alterations. Lessee, at its sole cost and expense, shall make such alterations, modifications and additions (collectively “Alterations”) to the Equipment as may be required from time to time to meet the requirements of Applicable Laws.

(ii) Optional Alterations. Lessee may, at its own expense, from time to time make such Alterations to the Equipment as Lessee may deem desirable in the proper conduct of its business; provided, however, that any such Alteration made pursuant to this clause (ii) shall not materially adversely affect the value, utility and useful life of such Equipment assuming that immediately prior to such Alteration such Equipment was in the condition required by this Lease.

(iii) Title to Alterations. Title to all Alterations required by clause (i) above or made pursuant to clause (ii) above which cannot be detached from the Equipment without materially adversely affecting the value, utility and useful life which the Equipment would have without such Alteration, shall immediately vest with Lessor, and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder. Title to all other Alterations shall be and remain the property of Lessee and shall not be deemed to constitute part of the Equipment.

8.	DISCLAIMER OF WARRANTIES.

OWNER PARTICIPANT AND LESSOR, NEITHER BEING A SELLER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY APPLICABLE JURISDICTION), NOR A SELLER’S AGENT, EXPRESSLY DISCLAIM AND MAKE TO LESSEE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO: THE FITNESS FOR USE, DESIGN OR CONDITION OF THE EQUIPMENT; THE QUALITY OR CAPACITY OF THE EQUIPMENT; THE WORKMANSHIP IN THE EQUIPMENT; THAT THE EQUIPMENT WILL SATISFY THE REQUIREMENTS OF ANY LAW, RULE, SPECIFICATION OR CONTRACT PERTAINING THERETO; AND ANY GUARANTY OR WARRANTY AGAINST PATENT INFRINGEMENT OR LATENT DEFECTS, it being agreed that all such risks, as between Lessor, Owner Participant and Lessee, are to be borne by Lessee. Neither Owner Participant nor Lessor is responsible for any direct, indirect, incidental or consequential damage to or losses resulting from the installation, operation or use of the Equipment or any products manufactured thereby. All assignable warranties made by the Manufacturer or other supplier to Lessee are hereby assigned by Lessee to Lessor and in turn are assigned by Lessor to Lessee for and during the Term of this Lease. Lessee agrees to resolve all such claims directly with the Manufacturer or other supplier. Owner Participant and Lessor shall cooperate fully with Lessee with respect to the resolution of such claims, in good faith and by appropriate proceedings at Lessee’s expense. Any such claim shall not affect in any manner the unconditional obligation of Lessee to make Rent payments hereunder.

9.	GENERAL TAX INDEMNITY.

(a) General Taxes. Subject to the provisions of this Section 9, the Lessee agrees to indemnify the Lessor on an After-Tax Basis against, and hold the Trust Company, Lessor and Owner Participant harmless from, the actual amount of any and all Taxes imposed by the United States of America or by any state or local taxing authority within the United States or any foreign or international taxing authority against the Trust Company, Lessor or Owner Participant or the Lessee or withheld from any payment, or imposed against the Equipment after its delivery under the Lease, in connection with or relating to or on or with respect to (i) the Lease or any of the other Operative Documents or any amendment, supplement, waiver or consent thereto or the execution, delivery or performance of any thereof; (ii) the Equipment or any interest therein; (iii) the construction, purchase, acceptance, possession, rejection, ownership, delivery, nondelivery, return, refinancing, use, nonuse, operation, leasing, subleasing, hire, condition, maintenance, modification, repair, sale, abandonment, redelivery, location, transfer of title or other application or disposition of the Equipment or any interest therein; (iv) the payment by the Lessee of Rent or other amounts, receipts, income or earnings arising from the Equipment with respect to the Lease or any other Operative Document; or (v) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents.

(b) Exclusions. Notwithstanding anything to the contrary contained herein, Lessee will have no obligation under this Section 9 with respect to any one or more of the following:

(i) Taxes imposed against or payable by the Trust Company, Lessor or Owner Participant (other than, in each case, Taxes that are, or are in the nature of, sales, use, rental, transfer or property taxes) that are, or are in the nature of, franchise taxes, value added taxes that are in the nature of or have the same effect as a net income tax, Taxes on doing business or Taxes that are based upon, measured by or imposed with respect to capital, net worth, net receipts, net income (including without limitation minimum taxes, tax preference items, alternative minimum taxes, capital gains taxes, personal holding company taxes and excess profits taxes), gross income or gross receipts;

(ii) Taxes imposed against or payable by the Trust Company, Lessor or Owner Participant to any jurisdiction to the extent such Taxes are not increased by the Lessor’s, Owner Participant’s or Trust Company’s engaging in such jurisdiction in the transactions contemplated by the Operative Documents (assuming for this purpose that the Lessor’s, Owner Participant’s or Trust Company’s engaging in activities in such jurisdiction other than such transactions is sufficient to establish a nexus for the imposition of such Taxes);

(iii) Taxes imposed on or payable by the Trust Company, Lessor or Owner Participant attributable to any voluntary sale, assignment, transfer or other disposition (including a transfer under section 338 of the Code, if applicable) of any interest in the Equipment or the Operative Documents or any interests or obligations arising under the Operative Documents except Taxes resulting from a transfer in connection with the exercise of remedies set forth in Section 15(c) hereof by reason of a default by the Lessee under Section 15(a) hereof;

(iv) any Tax imposed against or payable by the Trust Company, Lessor, Owner Participant or their respective successors and assigns (each an “Indemnitee”), to the extent that the amount of such Tax exceeds the amount of such Tax that would have been imposed against or payable by such Indemnitee if such Indemnitee were not a direct or indirect successor, transferee or assign of the original Trust Company, Lessor or Owner Participant, as the case may be;

(v) Taxes attributable to any period after the expiration or earlier termination of the Lease; provided, that there shall not be excluded under this subparagraph (v) any Taxes to the extent such Taxes relate to events or circumstances occurring or matters arising prior to such expiration, termination or return;

(vi) any Taxes imposed against or payable by the Lessor resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Indemnitee or any Affiliate thereof;

(vii) Taxes imposed on or with respect to or payable by such Indemnitee that would not have been imposed but for an amendment, supplement, modification, consent or waiver to any Operative Document not initiated, requested or consented to by the Lessee;

(viii) Taxes imposed on or with respect to or payable by such Indemnitee or any Affiliate thereof because such Indemnitee or any Affiliate thereof is not a United States person within the meaning of section 7701(a)(30) of the Code;

(ix) Taxes imposed on or payable by such Indemnitee to the extent such Taxes would not have been imposed but for a breach by such Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents; and

(x) any interest, penalties or additions to Tax imposed on such Indemnitee that would not have been imposed or incurred but for the failure of such Indemnitee or any of its Affiliates to file any return or other document timely and in the form prescribed by law.

(c) Reimbursement. If the Lessee (or a Person making payment on behalf of the Lessee) shall have paid any amount pursuant to the Lease or any other Operative Document with respect to or on account of taxes not subject to indemnification pursuant to this Section 9, such Indemnitee shall pay to the Lessee, within 30 days of receipt of written notice from the Lessee of such payment, the amount so paid by Lessee (or such Person making payment on behalf of the Lessee).

(d) Calculation of General Tax Indemnity Payments; Tax Savings. Any payment or indemnity to or for the benefit of an Indemnitee with respect to any Tax which is subject to indemnification under Section 9(a) hereof shall (A) reflect the combined net savings realized by such Indemnitee and any Affiliate(s) thereof resulting from the current deduction of such indemnified Tax and (B) include, after taking into account the savings described in clause (A), the amount necessary to hold such Indemnitee harmless on an After-Tax Basis; provided, however, that each Indemnitee and each Affiliate thereof shall provide such certifications, information and documentation within their control as shall be reasonably requested by the Lessee to minimize any payment pursuant to this Section 9. If, by reason of any Tax payment made to or for the account of an Indemnitee by or on behalf of the Lessee pursuant to this Section 9 (or the circumstances or event giving rise thereto,) such Indemnitee or any Affiliate thereof realizes a net Tax benefit, refund, saving, deduction or credit not previously taken into account in computing such payment, such Indemnitee shall promptly pay to the Lessee an amount equal to the sum of (I) the net reduction in Taxes, if any, realized by such Indemnitee and its Affiliates which is attributable to such net Tax benefit, refund, saving, deduction or credit and (II) the net reduction in any Taxes realized by such Indemnitee and its Affiliates as the result of any payment made by such Indemnitee. For purposes of the preceding sentence and to the extent permitted by Applicable Laws, such Indemnitee shall be deemed to realize, first, all items of deduction, credit or carryover other than those referred to in the next clause, and, then, pro rata all such items attributable to any leasing transaction entered into by such Indemnitee for which such Indemnitee is entitled to indemnification. Such Indemnitee agrees in good faith to pursue diligently any refunds, deductions, Tax benefits or other savings that would reduce the Lessee’s indemnity obligation or would be required to be paid by such Indemnitee to the Lessee as soon as they are available.

10.	LIENS.

The parties intend and agree that for all purposes, Lessee will treat the Equipment as personal property and will not take any actions or positions inconsistent therewith, notwithstanding the manner in which it may be affixed to any real property. Lessee further agrees to maintain the Equipment free from all Liens of Persons claiming by, through or under Lessee other than:

(a) the respective rights of Owner Participant, Lessor and Lessee provided herein and in the other Operative Documents;

(b) Lessor’s Liens;

(c) Liens for fees, taxes, levies, duties or other governmental charges of any kind, liens of mechanics, materialmen, laborers, employees or suppliers and similar liens arising by operation of law in each case incurred by Lessee in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings (provided, however, that such proceedings do not involve any material risk of the sale, forfeiture or loss of the Equipment or any interest therein); and

(d) Liens arising out of any judgments or awards against Lessee which have been adequately bonded to protect Lessor’s interests or with respect to which a stay of execution has been obtained pending an appeal or a proceeding for review.

11.	INSURANCE.

(a) Coverages. Lessee shall obtain and maintain during the Term, at its own expense, (i) “all risk” insurance against loss or damage to the Equipment and (ii) commercial general liability insurance (including contractual liability, products liability and completed operations coverages) with insurers of generally recognized standing, in amounts and with coverages consistent with that as maintained by Lessee on similar equipment owned by Lessee.

(b) Coverage Amounts. The amount of the “all risk” insurance required by clause (a)(i) above shall be at least equal to the Stipulated Loss Value of the Equipment. The amount of commercial general liability insurance required by clause (a)(ii) above shall not be less than the amount of coverage certified by Lessee to Lessor in writing on the Funding Date.

(c) Deductibles. The deductible with respect to “all risk” insurance required by clause (a)(i) above shall not exceed $1,000,000, and the deductible with respect to commercial general liability insurance required by clause (a)(ii) above shall not exceed $1,000,000.

(d) Endorsements. Each “all risk” policy shall: (i) name Lessor as sole loss payee with respect to the Equipment, (ii) provide for each insurer’s waiver of its right of subrogation against Lessor and (iii) provide that such insurance (A) shall not be invalidated by any action of, or breach of warranty by, Lessee of a provision of any of its insurance policies and

(B) shall waive set-off, counterclaim or offset against Lessor. Each liability policy shall (w) name Owner Participant, the Trust Company and Lessor as additional insureds and (x) provide that such insurance shall have cross-liability and severability of interest endorsements (which shall not increase the aggregate policy limits of Lessee’s insurance). All insurance policies shall (y) provide that Lessee’s insurance shall be primary without a right of contribution of Lessor’s, the Trust Company’s or Owner Participant’s insurance, if any, or any obligation on the part of Lessor, the Trust Company or Owner Participant to pay premiums of Lessee, and (z) shall contain a clause requiring the insurer to give Lessor at least 30 days’ prior written notice of its cancellation (other than cancellation for non-payment for which 10 days’ notice shall be sufficient). Lessee shall, upon each policy renewal, furnish to Lessor, the Trust Company and Owner Participant certificates of insurance evidencing coverages in compliance with the requirements of this Section 11.

(e) Payment of Proceeds. All insurance proceeds received by or payable to Lessor on account of any damage to or destruction of the Equipment or any part thereof (less the actual costs, fees and expenses incurred in the collection thereof), other than any damage or destruction constituting a Total Loss which shall be subject to Section 12(c) hereof, shall be paid over to Lessee or as it may direct from time to time as repair and restoration progresses to pay (or reimburse Lessee for) the cost of repair and restoration of the Equipment, but only upon the written request of Lessee accompanied by appropriate evidence reasonably satisfactory to Lessor that the sum requested has been paid or will be applied to the payment of a sum then due and payable; provided, however, that if a Default shall have occurred and be continuing any such amount shall not be paid over to Lessee, but shall be applied as provided in Section 24 hereof. Upon receipt by Lessor of evidence reasonably satisfactory to it that repair and restoration has been completed and the cost thereof paid in full, the balance, if any, of such proceeds shall be promptly paid over or assigned to Lessee or as it may direct unless a Default shall have occurred and be continuing, in which case such balance shall be applied as provided in Section 24 hereof.

12.	LOSS AND DAMAGE.

(a) Loss, Damage or Destruction Not Constituting a Total Loss. In the event of loss or damage to the Equipment which does not constitute a Total Loss, Lessee shall, at its sole cost and expense, promptly repair and restore such item of the Equipment to the condition required by this Lease. Provided that Lessee is not then in Default, upon receipt of evidence reasonably satisfactory to Lessor of completion of such repairs, Lessor will apply any insurance proceeds received by Lessor on account of such loss to the cost of repairs or shall reimburse Lessee for any amounts so expended.

(b) Total Loss. Upon the occurrence of a Total Loss, during the Term of this Lease, Lessee shall give prompt notice thereof to Lessor and by written notice to Lessor given within 60 days after the occurrence of such Total Loss, Lessee may elect one of the following two (2) options (failure by Lessee to make such election within 60 days being deemed to be an election of alternative (i)):

(i) pay to Lessor on the next Rent Payment Date for such Equipment occurring at least 90 days after the date of the Total Loss the Basic Rent then due plus the

Stipulated Loss Value of the item or items of the Equipment with respect to which the Total Loss has occurred and any other sums then due hereunder with respect to that Equipment (less any insurance proceeds or condemnation award actually paid to Lessor). Upon making such payment, this Lease and the obligation to make future Rent payments shall terminate solely with respect to the Equipment or items thereof so paid for and (to the extent applicable) Lessee shall become entitled to such Equipment and the right to receive any future insurance premiums or condemnation award in respect thereof as is where is without warranty, express or implied except as to the absence of Lessor’s Liens, and Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty (except as to the absence of Lessor’s Liens) all of Lessor’s right, title and interest in and to such Equipment; or

(ii) Lessee may at its own cost and expense, including all reasonable and documented costs and expenses of Lessor, replace any item of Equipment which may from time to time suffer a Total Loss or otherwise become worn out, inoperable or technologically obsolete for Lessee’s purposes with a replacement item of equipment. All such replacement Equipment shall be free and clear of all Liens (other than Permitted Liens) and shall be of the same or a more recent date of manufacture and in at least as good operating condition and have a value, utility and remaining useful life at least equal to the Equipment being replaced, assuming such replaced Equipment was in the condition and repair required by the terms of this Lease. Prior to the time of any replacement of an item of Equipment pursuant to this Section 12(b), Lessee will at its sole cost and expense, including all reasonable and documented costs and expenses of Lessor:

(A) furnish Lessor with a Bill of Sale with respect to such replacement Equipment;

(B) cause an Equipment Schedule amendment covering such replacement Equipment to be duly executed and delivered;

(C) furnish Lessor with such evidence of compliance with the insurance provisions of Section 11 hereof with respect to such replacement Equipment as Lessor may request;

(D) furnish Lessor with a certificate of an officer of Lessee certifying that such replacement Equipment has a value, utility and useful life at least equal to that of the Equipment replaced, assuming such replaced Equipment was in the condition required by this Lease; and

(E) file UCC financing statements with respect to such replacement Equipment; and

(F) take such other action as Lessor may reasonably request, in order that such replacement Equipment is duly and properly titled in Lessor and leased under this Lease.

Upon satisfaction of the conditions specified in this Section 12(b)(ii), Lessor will transfer to Lessee without recourse or warranty (except as to the absence of Lessor’s Liens) all of Lessor’s right, title and interest in and to the replaced Equipment. Each replacement item of Equipment shall, after such conveyance, be deemed part of the property leased under this Lease. No such replacement shall result in any change in Basic Rent or Stipulated Loss Value hereunder.

(c) Application of Other Payments Upon a Total Loss. Subject to Section 11(e) hereof, any payments received at any time by Lessor or by Lessee from any Governmental Authority or other Person with respect to the Equipment as a result of the occurrence of Total Loss with respect to all or any portion of the Equipment shall be applied as follows:

(i) subject to Section 24 hereof, if the Lease shall be terminated in accordance with clause (i) of Section 12(b) hereof:

(A) all payments received at any time by Lessee shall be promptly paid to Lessor and so much of such payments as shall not exceed the amount required to be paid by Lessee pursuant to clause (i) of Section 12(b) hereof shall be applied in reduction of Lessee’s obligation to pay such amount if not already paid by Lessee or, if already paid by Lessee, shall be applied to reimburse Lessee for its payment of such amount, unless a Default shall have occurred and be continuing in which case the provisions of Section 24 shall apply; and

(B) the balance, if any, of such payments remaining thereafter shall be paid to Lessee;

(ii) subject to Section 24 hereof, if the Lease shall continue in accordance with clause (ii) of Section 12(b) hereof all such payments shall be paid to Lessee, to be applied, as necessary, for the repair, replacement or restoration of the Equipment in accordance with Section 11(e) hereof;

(iii) so long as such Equipment is replaced, restored or repaired in accordance with the terms of this Lease and so long as no Default has occurred and is continuing, all loss proceeds under insurance paid for or provided by Lessee in excess of the amounts remaining after final payment has been made for the purchase or any work contemplated or required hereby for the replacement, repair or restoration of the Equipment shall be retained by Lessee, and if a Default has occurred and is continuing, the provisions of Section 24 hereof shall apply.

(d) Application of Payments Not Relating to a Total Loss. Unless a Default shall have occurred and be continuing in which case the provisions of Section 24 shall apply, payments (other than insurance proceeds, the application of which is provided for in Section 11(e) hereof) received at any time by Lessor or Lessee from any governmental authority or other Person with respect to any loss, condemnation, confiscation, theft or seizure of, or requisition of title to or use of, or damage to, the Equipment or any part thereof not constituting a Total Loss shall be paid to or retained by the Lessee and shall be applied as follows: first, directly in payment for repairs or replacement of the Equipment or parts thereof in respect of which such payment was received in accordance with the provisions of Section 12(a) hereof or Section 11(e) hereof, if not already paid for by Lessee, or, if already paid for by Lessee, shall be applied to reimburse Lessee for such payment; and second, the balance remaining, if any, shall be paid to Lessee.

13.	REDELIVERY.

Upon the termination of this Lease, pursuant to Section 15 and the demand by Lessor for the return of the Equipment, Lessee shall, at its own risk and expense, return the Equipment to Lessor in the same condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and in the condition required to be maintained by the terms of this Lease, free and clear of all Liens whatsoever except for Lessor’s Liens, by the assembling, crating, and delivering of such Equipment, with all sumps and tanks clean and dry and no Hazardous Materials (other than required lubricants) located in or on the Equipment and together with all maintenance and service records and all software and software documentation necessary for the operation of the Equipment to the nearest railhead or other appropriate common carrier, ready for shipment. Return shall be completed within fifteen (15) days after termination of this Lease with respect to such item of Equipment. In addition to Lessor’s other rights and remedies hereunder, if any item of the Equipment is not returned in compliance with this Section 13 or if repairs are necessary to place the Equipment in the condition required in this Section 13, Lessee shall pay to Lessor the reasonable and documented cost of placing the Equipment in such condition or the cost of such repairs, as applicable.

14.	INDEMNITY/ENVIRONMENTAL MATTERS.

(a) General Indemnity. Lessee assumes and agrees to indemnify, defend and keep harmless Owner Participant, Trust Company, Lessor and their successors and permitted assigns, and their agents and employees (each an “Indemnitee” and collectively “Indemnitees”), from and against any amount payable by the Owner Participant under Section 7.1 of the Trust Agreement, whether as a Trust Claim or otherwise and all documented losses, claims and expenses, including reasonable, documented legal expenses (other than such losses, claims or expenses as may result from the gross negligence or willful misconduct of such party, its agents or employees and other than taxes, related charges, assessments or withholdings of any nature (the sole provision for which is in Section 9 hereof)), arising on account of the ordering, acquisition, delivery, installation or rejection of the Equipment, the possession, maintenance, use, condition (including without limitation, latent and other defects and whether or not discoverable by Lessor or Lessee, any claim in tort for strict liability, and any claim for patent, trademark or copyright infringement) or operation of any item of the Equipment, and by whomsoever used or operated (other than Lessor or Owner Participant), during the Term of this Lease with respect to that item of the Equipment, the loss, damage, destruction, removal, return or surrender of the Equipment, or any item thereof; provided, however, the indemnities contained in this Section 14(a) will not extend to any loss, claim, cost or expense:

(i) resulting from any sale, disposition or transfer by Lessor or Owner Participant of any of its interest herein, in the Equipment or any document or instrument executed and delivered in connection herewith except for costs and expenses and third party claims of any such transfer, sale or assignment contemplated in Sections 12, 15, 19 or 20 hereof; or

(ii) to the extent such loss, claim or expense relates to acts or events not attributable to Lessee that occur after the Lease shall have terminated with respect to such item of Equipment; or

(iii) imposed on an Indemnitee to the extent attributable or arising out of any act, misrepresentation, or omission of such Indemnitee or any of its Affiliates in breach of the obligations or representation of such Indemnitee or its Affiliates under the Operative Documents.

Indemnitees shall give Lessee prompt notice of any claim or liability hereby indemnified against; provided, however, that the failure to give such prompt notice shall not affect Lessee’s obligations hereunder unless such failure materially and adversely prejudices the rights of Lessee. Lessee shall be entitled to control the defense of any claim or liability hereby indemnified against, so long as Lessee is diligently pursuing such defense and no Default shall have occurred and be continuing. In the event Lessee assumes the defense of any such action, any Indemnitee shall have the right to employ separate counsel in such action and participate therein, but the fees and expenses of such counsel shall be at the expense of such Indemnitee. Lessee shall not agree to the settlement of any claim, dispute or other proceeding giving rise to any claim for indemnification hereunder or make any admission of any liability on behalf of any Indemnitee, without the prior written consent of such Indemnitee such consent not to be unreasonably withheld in a non-criminal, civil matter. Nothing contained in this Section 14(a) shall be construed as a guaranty by Lessee of any Residual Value or Remaining Life of any item of the Equipment.

(b) Environmental Matters. In addition to and without limitation of all other representations, warranties and covenants made by Lessee under this Lease, Lessee further represents, warrants and covenants that Lessee has not used Hazardous Materials on, in, or affecting the Equipment in any manner which violates Environmental Laws. Lessee’s use of the Equipment shall comply with all Environmental Laws regarding use, storage, treatment, transportation and disposal of Hazardous Materials. Lessee shall (i) conduct and complete all investigations, studies, sampling, testing and all remedial, removal and other actions required by Environmental Laws to clean up and remove all Hazardous Materials, on, in or affecting the Equipment in accordance with (A) Environmental Laws, and (B) any applicable orders and directives of federal, state and local governmental authorities, and (ii) defend, indemnify and hold harmless Indemnitees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (A) the presence, disposal, release or threatened release of any Hazardous Materials in violation of Environmental Laws in, on or from the Equipment, (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such violation of Environmental Laws, and/or (C) any violation of Environmental Laws in any way related to the use, operation or maintenance of the Equipment including, without limitation, reasonable and documented attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses.

15.	DEFAULT; REMEDIES.

(a) Defaults. Lessee shall be deemed to be in default hereunder (“Default”) if:

(i) Lessee shall fail to make (A) any payment of Basic Rent within three (3) Business Days after the same shall have become due or (B) any payment of Supplemental Rent hereunder within ten (10) Business Days after Lessor shall have given Lessee notice that the same is due; or

(ii) Lessee shall fail to obtain and maintain in full force and effect the insurance required herein; provided, however, no Default shall occur pursuant to this clause (ii) until the earlier of (A) the date such expiration or termination is effective as to Lessor or Owner Participant or (B) five (5) days after written notice of such failure or lapse from Lessee to Lessor or Owner Participant; or

(iii) Lessee or Guarantor shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under the Operative Documents and such failure shall continue unremedied for a period of thirty (30) days unless Lessee or Guarantor is diligently proceeding to cure any such failure or breach but in any event such remedy shall be effected within 90 days of such notice; or

(iv) Lessee or Guarantor shall (A) be generally not paying its debts as they become due; or (B) take action for the purpose of invoking the protection of any bankruptcy or insolvency law, or any such law is invoked against or with respect to Lessee or Guarantor or their respective property, and any such petition filed against Lessee or Guarantor is not dismissed within ninety (90) days; or

(v) any certificate, statement, representation or warranty contained herein or in any other Operative Document to which Lessee or Guarantor is a party shall prove to have been false in any material respect at the time as of which the facts therein set forth were stated or certified and such failure shall continue unremedied for a period of ten (10) days after written notice thereof to Lessee and Guarantor by Lessor unless Lessee or Guarantor is diligently proceeding to cure any such failure or breach but in any event such remedy shall be effected within 90 days of such notice;

(vi) the Guaranty shall be revoked, cancelled, terminated or otherwise cease to be in full force and effect or the Guarantor shall repudiate its obligations thereunder; or

(vii) an “Event of Default”, as such term is defined in the Indenture, shall have occurred and be continuing and such Event of Default shall continue unremedied for a period of 90 days after Lessee and Guarantor have actual notice thereof.

(b) [reserved]

(c) Remedies. Upon a Default, Lessor may, at its option, declare this Lease to be in default by written notice to Lessee (without election of remedies), and at any time thereafter, may do any one or more of the following, all of which are authorized by Lessee:

(i) declare the Stipulated Loss Value of the Equipment (determined as of the next Rent Payment Date for such Equipment, or as of the final Rent Payment Date if such determination is made after the final Rent Payment Date for such item of Equipment), together with all other sums then due hereunder with respect to such Equipment, immediately due and payable (the parties also deem that such amount best reflects the damages Lessor would sustain in the event of Lessee’s bankruptcy or insolvency and this Lease were not assumed); and/or

(ii) require Lessee to assemble any or all of the Equipment where then located; or to return promptly, at Lessee’s expense, any or all of the Equipment to Lessor at the location, in the condition and otherwise in accordance with all of the terms of Section 13 hereof; and/or

(iii) enter into any premises where any item of Equipment is located and take possession of any or all of the Equipment, wherever it may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession (other than as is caused by the gross negligence or willful misconduct of Lessor or Owner Participant) (any such taking of possession shall constitute an automatic cancellation of this Lease as it applies to those items taken without further notice, and such taking of possession shall not prohibit Lessor from exercising its other remedies hereunder), and without removal, Lessor may render any or all of the Equipment unusable and dispose of the Equipment while still located on Lessee’s premises; and/or

(iv) (A) sell or otherwise dispose of any or all of the Equipment, whether or not in Lessor’s possession, in a commercially reasonable manner at public or private sale with notice to Lessee (the parties agreeing that ten (10) days’ prior written notice shall constitute adequate notice of such sale), with the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers’ fees), to the obligations of Lessee hereunder, including amounts payable pursuant to clause (c)(i) above, with Lessee remaining liable for any deficiency; or (B) retain any repossessed Equipment and credit the reasonable fair market value thereof to the obligations of Lessee hereunder, including amounts payable pursuant to clause (c)(i) above, with Lessee remaining liable for any deficiency; and/or

(v) cancel this Lease as to any or all of the Equipment; and/or

(vi) proceed by appropriate court action, either at law or in equity, to enforce performance by Lessee or to recover damages for the breach hereof; or exercise any other right or remedy available to Lessor at law or in equity.

(d) Remedies not Exclusive. Unless otherwise provided above, a cancellation under this Section 15 shall occur only upon written notice by Lessor to Lessee and only with respect to such items of the Equipment as Lessor specifically elects to cancel in such notice. Upon such a cancellation, Lessee’s obligation to continue to pay Rent hereunder shall cease with respect to such items of the Equipment as Lessor specifically elects to cancel. Except as to such items of the Equipment with respect to which there is a termination, this Lease shall remain in full force and effect and Lessee shall be and remain liable for the full performance of all its obligations hereunder. In addition, Lessee shall be liable for all reasonable legal fees and other documented expenses incurred by reason of any Default or the exercise of Lessor’s remedies, including all reasonable and documented expenses incurred in connection with the return of any Equipment in accordance with the terms of Section 13 hereof or in placing such Equipment in the condition required by said Section. No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. The failure of Lessor to exercise the rights granted hereunder upon any Default by Lessee shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default.

16.	ASSIGNMENT BY OWNER PARTICIPANT, LESSOR AND LESSEE.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR AS EXPRESSLY PERMITTED BY THE OTHER OPERATIVE DOCUMENTS, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, LESSEE WILL NOT ASSIGN OR CONVEY ANY OR ALL OF ITS RIGHTS, TITLE AND INTEREST HEREUNDER. No assignment, whether authorized in this Section or in violation of the terms hereof, shall relieve Lessee of its obligations hereunder and Lessee shall remain primarily liable hereunder.

(b) Owner Participant shall not and shall not permit Lessor to (i) assign, convey or otherwise transfer during the Term hereof any of its rights, title or interest in the Equipment, this Lease or the other Operative Documents to which it is a party, except that Owner Participant may upon compliance with the following conditions transfer its interest in the Trust:

(i) The transfer shall be of Owner Participant’s entire interest (which for avoidance of doubt will include the entire interest of both The Employees’ Retirement System of Alabama and The Teachers’ Retirement System of Alabama), and the Person acquiring the interest being transferred shall not be a competitor, either directly or indirectly, of Lessee or any of Lessee’s Affiliates, and such transferee (the “Transferee”) shall have the requisite power and authority to enter into and carry out the transactions contemplated hereby.

(ii) The Transferee will enter into an agreement or agreements, in form and substance reasonably satisfactory to Lessee (such agreement to include representations and warranties identical, mutatis mutandis, to those made by the Owner Participant herein and to be accompanied by a favorable opinion of counsel with respect to the due authorization, execution, delivery and enforceability of such agreement and the absence of any conflicts with or violations of any Applicable Laws (including, without limitation, that such transfer may be accomplished without any registration under the Securities Act of 1933, as amended) or agreements or instruments to which such Transferee is a party or with respect to which it may be bound), whereby the Transferee confirms that it shall be deemed a party to this Lease, and any other Operative Document to which Owner Participant is a party and is bound by all the terms of, and undertakes all the obligations of Owner Participant contained in such Operative Documents to which it is a party, and including, without limitation, an agreement that such Transferee shall be bound by the restrictions contained in this Section 16 with respect to any subsequent transfer by it. Upon satisfaction of the conditions set forth in this Section 16, Owner Participant shall be released from any and all liabilities arising under or in connection with such Operative Documents (to the extent such liabilities arise after the relevant transfer) unless the Transferee fails to meet the requirements of clause (iii)(A) or (B) hereof and Owner Participant guarantees the obligations of the Transferee under clause (iii)(B) of this Section 16.

(iii) The Transferee shall be either (A) a bank, trust company, insurance company, credit or finance corporation or other corporation or partnership with a tangible net worth of at least $50,000,000 or (B) a corporation, partnership or trust company which has its obligations guaranteed, pursuant to a guaranty agreement or such other agreement reasonably satisfactory to Lessee, by its direct or indirect parent entity (or in the case of a trust, by a beneficiary of the trust) which entity shall meet the requirements of clause (A) of this sentence. Upon any transfer permitted by this Section 16, except as otherwise expressly provided herein, each reference herein to Owner Participant shall thereafter be deemed to be a reference to the Transferee (to the extent provided in this Section 16).

17.	CHATTEL PAPER.

To the extent that this Lease and/or the Equipment Schedules would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest herein or therein may be created through the transfer or possession of this Lease in and of itself without the transfer or possession of the original of the Equipment Schedules executed pursuant to this Lease and incorporating this Lease by reference; and no security interest in this Lease and the Equipment Schedules may be created by the transfer or possession of any counterpart of an Equipment Schedule other than the original thereof, which shall be identified as the document marked “Original” and all other counterparts shall be marked “Duplicate” or “Copy”.

18.	[INTENTIONALLY LEFT BLANK].

19.	END OF TERM.

Upon payment by Lessee of the final Basic Rent payment on the last day of the Term with respect to all Equipment then subject to an Equipment Schedule, together with all Supplemental Rent then due on such date with respect to such Equipment, this Lease shall terminate as to such Equipment and Lessor will deliver a bill of sale to Lessee transferring to Lessee, without recourse or warranty (except as to the absence of Lessor’s Liens) all of Lessor’s right, title and interest in and to such Equipment.

20.	EARLY TERMINATION.

Notwithstanding any provision in this Lease to the contrary, if no Default shall have occurred and be continuing, Lessee shall have the option by written notice delivered not less than 90 days prior to the proposed termination date, on any Rent Payment Date on or after the first anniversary of the Lease Commencement Date with respect to such Equipment, to terminate this Lease with respect to any item or items of Equipment by paying the Stipulated Loss Value thereof as of the next succeeding Rent Payment Date (the “Termination Date”).

On the Termination Date, Lessee shall pay to Lessor the sum of: (A) the Stipulated Loss Value for the Equipment subject to such termination computed as of the Termination Date, plus (B) all other amounts, whether Basic Rent, Supplemental Rent or otherwise, owing by Lessee hereunder with respect to such items of Equipment. Upon such payment and compliance by Lessee with the provisions of this Section 20, this Lease shall terminate with respect to such Equipment and Lessor will deliver a bill of sale to Lessee transferring without recourse or warranty, except as to the absence of Lessor Liens, all of Lessor’s right, title and interest in and to such Equipment.

21.	INSPECTION.

Lessor and Owner Participant shall have the right at their own risk and expense during normal business hours upon reasonable notice to Lessee and subject to Lessee’s customary safety restrictions and requirements, to enter the premises where the Equipment is located in order to inspect the Equipment and any maintenance records with respect thereto. Any such inspection shall be a visual walkaround inspection and shall not entail any dismantlement, demonstration runs or unscheduled operations.

22.	QUIET ENJOYMENT.

Lessor and Owner Participant covenant and agree that, so long as no Default shall have occurred and be continuing, Lessee shall have the right to possession, use and quiet enjoyment of the Equipment in accordance with the terms of this Lease without hindrance or disturbance by Lessor or Owner Participant or by any other Person claiming by or through Lessor or Owner Participant.

23.	TRANSACTION COSTS.

Promptly following each Funding Date, Lessee shall pay all Transaction Costs to the parties entitled thereto. For purposes hereof “Transaction Costs” shall mean the fees, expenses and costs of documenting, negotiating and closing the transactions contemplated herein, including, without limitation, the reasonable and documented fees and expenses of outside counsel to Owner Participant, Lessor and Lessee, the reasonable and documented appraisal fees, the reasonable and documented filing fees, the fees of the Owner Trustee in accordance with the fee arrangement between Owner Trustee and Lessee entered into prior to the Closing Date, and all other reasonable and documented fees and expenses of Owner Participant.

24.	PAYMENTS DURING DEFAULT.

(a) Notwithstanding anything to the contrary contained in this Lease, if Lessee is in Default hereunder, any amount that would otherwise be paid to Lessee under this Lease shall be held by Lessor as security for the obligations of Lessee hereunder and invested by Lessor as directed by Lessee in Permitted Investments and, at such time as no Default shall be continuing, such amount shall be paid promptly to Lessee unless Lessor shall have declared this Lease to be in default under Section 15 hereof, in which event such amount shall be applied by Lessor in accordance with the terms of said Section 15. Any income realized as a result of any such investment shall be held and applied by Lessor in the same manner as such amounts held by Lessor are to be applied. Neither Lessor nor any assignee thereof shall have any liability for any loss resulting from any such investment other than by reason of the willful misconduct or gross negligence of Lessor (or any such assignee). Any expenses incurred (including any loss on such investments) in connection with any investment of funds by Lessor pursuant to this Section 24 shall be satisfied out of investments made and the proceeds thereof, except Lessor shall be responsible for any loss resulting from its gross negligence or willful misconduct.

(b) Investment Disclosure. The parties hereto acknowledges that shares or investments in Permitted Investments are not obligations of Wilmington Trust Company, or any parent or affiliate of Wilmington Trust Company, are not deposits and are not insured by the FDIC. The Lessor, the Trust Company or their affiliates may be compensated by mutual funds or other investments comprising Permitted Investments for services rendered in its capacity as investment advisor, or other service provider, and such compensation is both described in detail in the prospectuses for such funds or investments, and is in addition to the compensation, if any, paid to Wilmington Trust Company in its capacity as Owner Trustee and/or Lessor hereunder.

25.	INTENTIONALLY LEFT BLANK.

26.	CHOICE OF LAW; JURISDICTION.

THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ALABAMA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE,

REGARDLESS OF THE LOCATION OF THE EQUIPMENT UNLESS AND TO THE EXTENT THE GRANT OF A SECURITY INTEREST MAY BE GOVERNED BY APPLICABLE STATE LAW. The parties agree that any action or proceeding arising out of or relating to this Lease may be commenced in any state court in Montgomery County or the U.S. District Court for the Northern District of Alabama, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address hereinbelow set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of Alabama.

27.	MISCELLANEOUS.

(a) Entire Agreement. This Lease, the Equipment Schedules executed and delivered in accordance with the terms hereof and the other Operative Documents constitute the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or altered in any manner except by a document in writing executed by the parties.

(b) Severability. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) Survival. The representations, warranties and covenants of Lessee, Owner Participant and Lessor herein shall be deemed to be continuing and to survive the closing hereunder. The obligations of Lessee under Sections 9, 13, 14 and 24 which accrue during the term of this Lease and obligations which by their express terms survive the termination of this Lease, shall survive the termination of this Lease.

(d) Notices. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of mailing.

(e) Grant of Security Interest. The parties hereto agree that the transactions contemplated herein are intended as a lease; provided, however, to provide for the contingency of a determination for other reasons that the lease so intended nonetheless creates a security interest, Lessee grants to Lessor to secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee (or any Affiliate of Lessee), now existing or hereafter created under the Operative Documents a first priority security interest in all right, title and interest Lessee may now have or may hereafter acquire in, to and under the Equipment and all accessions, substitutions and replacements thereto and therefor, any and all leases, subleases, rentals, accounts and contracts with respect to the Equipment which may now exist or hereafter arise, together with all rights thereunder and all rental and other payments and purchase options due and to become due thereunder, any and all sales proceeds payable for such property, and proceeds (cash and non-cash), including insurance proceeds thereof and in furtherance of the foregoing, Lessee shall (A) deliver to Lessor, to be recorded at Lessee’s expense, Uniform Commercial Code financing statements and statements of continuation as reasonably may be required by Lessor to perfect and maintain perfected the first priority security interest granted by Lessee herein and (B) execute (if required) and deliver, to be recorded at Lessee’s expense, any such forms and documents as reasonably may be required by Lessor to evidence Lessor’s title to and security interest in any item of Equipment which is covered by the laws of any applicable jurisdiction.

(f) Liability of Owner Trustee Limited. The Lessee and the Owner Participant each acknowledge and agree that the Owner Trustee is (except as otherwise expressly provided herein or therein) entering into this Lease and the other Operative Documents to which it is a party (other than the Trust Agreement), solely in its capacity as trustee under the Trust Agreement and not in its individual capacity and that the Trust Company shall not be liable or accountable under any circumstances whatsoever in its individual capacity for or on account of any statements, representations, warranties, covenants or obligations stated to be those of the Owner Trustee, except for its own gross negligence or willful misconduct and as otherwise expressly provided herein or in the other Operative Documents.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the day and year first above set forth.

THE EMPLOYEES’ RETIREMENT		Address:
SYSTEM OF ALABAMA, as Owner Participant		c/o The Retirement Systems of Alabama
135 South Union Street, Suite 570
Montgomery, AL 36130
/s/ Dr. David G. Bronner		Fax:	(334) 240-3268
By:	Dr. David G. Bronner	Phone:	(334) 242-5718
Its:	Chief Executive Officer	Attention:	Dr. David G. Bronner

THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA, as Owner Participant		Address:
c/o The Retirement Systems of Alabama
135 South Union Street, Suite 570
Montgomery, AL 36130
/s/ Dr. David G. Bronner		Fax:	(334) 240-3268
By:	Dr. David G. Bronner	Phone:	(334) 242-5718
Its:	Chief Executive Officer	Attention:	Dr. David G. Bronner

WISE ALLOYS LLC, as Lessee		Address:
Wise Metals Group LLC
857 Elkridge Landing Road
Suite 600
/s/ Mr. Kenneth R. Stastny		Linthicum, MD 21090
By:	Mr. Kenneth R. Stastny	Fax:	(410) 636-0856
Its:	Assistant Secretary	Phone:	(410 636-9241
		Attention:	Assistant Secretary

WILMINGTON TRUST COMPANY, not in its individual capacity except as expressly provided herein, but solely in its capacity as Owner Trustee		Address: Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001
		Fax:	(302) 636-4140
		Attention:	Corporate Trust Administration
/s/ J. Christopher Murphy
By:	J. Christopher Murphy
Its:	Financial Services Officer

Exhibit A to

Master Equipment Lease

EQUIPMENT SCHEDULE NO. 1

forming a part of Master Equipment Lease dated as of November 13, 2006

1. EQUIPMENT. The Equipment leased hereunder shall be as set forth in the schedule attached hereto as Annex A.

LESSOR’S COST: $14,950,000

2. TERM. Upon and after the date of execution hereof, the Equipment shall be subject to the terms and conditions provided herein and in the Master Equipment Lease referred to above (the “Lease”) (which is incorporated herein by reference).

The Basic Term Commencement Date for the Equipment leased hereunder shall be November 13, 2006 and the Basic Term shall extend from the Basic Term Commencement Date until the end of the day on November 13, 2009.

3. RENT. From and after the date hereof, the Basic Rent for said Equipment during the Basic Term of this Lease shall be as set forth on Annex B-1 hereto, hereby incorporated by reference and applicable only to the Equipment described in this Equipment Schedule.

4. LESSEE’S CONFIRMATION. Lessee hereby confirms and warrants to Lessor that the Equipment: (a) is located at the location specified in Section 5 hereof; (b) has been received, inspected and determined to be in compliance with all applicable specifications and that the Equipment is hereby accepted for all purposes of the Lease; and (c) is a part of the “Equipment” referred to in the Lease and is taken subject to all terms and conditions therein and herein provided.

5. LOCATION OF EQUIPMENT. The location of the Equipment is specified on the Schedule of Equipment attached hereto.

6. LATE CHARGE RATE. The Late Charge Rate shall be the assumed lease rate of 10.7% per annum plus two percent (2%) per annum (provided, however, that if such rate exceeds the highest rate permitted by Applicable Law, then the Late Charge Rate shall be the highest rate permitted by Applicable Law).

7. SCHEDULE OF STIPULATED LOSS. The Schedule of Stipulated Loss Values attached hereto as Annex B-2 is incorporated herein by reference, and shall be applicable solely to the Equipment described in this Equipment Schedule.

DATE OF EXECUTION:                     , 2006

WISE ALLOYS LLC

By:
Its:

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Owner Trustee

By:
Its:

ANNEX A TO

EQUIPMENT SCHEDULE

Lessee: Wise Alloys LLC

Equipment Schedule No. 1

Page No. of total pages

Equipment located at:

Street No. 3509 East Second Street

Muscle Shoals Colbert County, Alabama 35661

Item	Description	Lessor’s Cost
$

ANNEX B-1 TO

EQUIPMENT SCHEDULE

SCHEDULE OF BASIC RENT

Rent Payment Date	% of Lessor’s Cost

Basic Rent for the Equipment subject to this Equipment Schedule for each Rent Payment Date shall be equal to the Lessor’s Cost of such Equipment then subject to the Lease multiplied by the percentage set forth above for such Rent Payment Date.

ANNEX B-2 TO

EQUIPMENT SCHEDULE

SCHEDULE OF STIPULATED LOSS VALUES

Date	% of Lessor’s Cost

ANNEX C TO

EQUIPMENT SCHEDULE

FINANCING STATEMENTS

COVERING EQUIPMENT

Secured Party	Statement No.	Filing Date	Filing Location

Exhibit B to

Master Equipment Lease

DEFINITIONS RELATING TO

EQUIPMENT LEASE AGREEMENT

For purposes of this Exhibit, all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. A reference in this Exhibit to any document includes an amendment or supplement to, or replacement or novation of, that document unless otherwise expressly provided herein or in the Lease. A reference in this Exhibit to a party to a document includes that party’s successors and permitted assigns. A reference in this Exhibit to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person; provided, however, that under no circumstances shall the Trust Company be deemed to be an Affiliate of either the Owner Trustee or the Owner Participant nor shall either the Owner Trustee or the Owner Participant be deemed to be an Affiliate of the Trust Company.

“Alterations” shall have the meaning assigned to such term in Section 7(g) of the Lease.

“Applicable Laws” shall mean all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment and including any tax laws).

“Appraisal” shall mean a written appraisal report describing Equipment being made subject to the Lease.

“Basic Rent” shall mean with respect to the Equipment subject to an Equipment Schedule, the aggregate periodic rent payable for such Equipment during the Basic Term thereof pursuant to Section 2(a) of the Lease and such Equipment Schedule.

“Basic Term” shall mean with respect to the Equipment subject to an Equipment Schedule, the 36-month period commencing on the Basic Term Commencement Date and ending at the end of the day on the day specified in such Equipment Schedule as the last day of such Basic Term, unless earlier terminated in accordance with the terms of the Lease.

“Basic Term Commencement Date” shall mean with respect to the Equipment subject to an Equipment Schedule, the date specified in such Equipment Schedule as the “Basic Term Commencement Date.”

“Bill of Sale” shall mean a Bill of Sale in the form of Exhibit C to the Lease executed by Lessee in favor of Lessor or such other form as is reasonably acceptable to the Lessor.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in the State of Alabama, Maryland or Delaware are authorized by law or other governmental action to close.

“Closing Date” shall mean the date the Lessor, Owner Participant and the Lessee execute and deliver the Lease.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consolidated Subsidiaries” shall mean with respect to any Person, each subsidiary of such Person that would be consolidated on its financial statements in accordance with GAAP.

“Default” shall have the meaning assigned to such term in Section 15(a) of the Lease.

“Environmental Laws” shall mean applicable federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, handling, treatment, transportation or disposal of Hazardous Materials.

“Equipment” shall mean the items of equipment described in each Equipment Schedule executed by Lessee and Lessor pursuant to the Lease, together with all additions, attachments, appliances, parts, instruments, appurtenances, accessories, furnishings and other parts of whatever nature which may from time to time be incorporated or installed in or attached to the Equipment title to which vests in Lessor in accordance with the terms of the Lease and any and all replacements, substitutions or exchanges therefor.

“Equipment Schedule” shall mean the Equipment Schedules in the form of Exhibit A to the Lease executed by Lessee and Lessor setting forth certain terms and conditions upon which the items of Equipment described therein will be subjected to the Lease.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Final Funding Date” shall mean such date as Lessee and Owner Participant may agree.

“Funding Dates” shall mean November 13, 2006 and such other date as the Owner Participant and Lessee may agree.

“GAAP” shall have the meaning assigned to such term in Section 3 of the Lease.

“Governmental Authority” shall mean any federal, state, county, municipal or other United States federal, state or local governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi-governmental authority.

“Guarantor” shall mean Wise Metals Group LLC, a Delaware limited liability company.

“Guaranty” shall mean the Guaranty dated as of the Closing Date by Guarantor in favor of Owner Participant and Lessor.

“Hazardous Materials” shall mean any pollutants, contaminants or hazardous substances, hazardous wastes, toxic substances, regulated substances and wastes, radioactive materials, polychlorinated biphenyls and asbestos regulated under Environmental Laws.

“Indemnitee” shall have the meaning assigned to such term in Section 14(a) of the Lease.

“Indenture” shall mean the Indenture dated as of May 5, 2004 among Wise Metals Group LLC, Wise Alloys Finance Corporation, the parties identified therein as Guarantors and The Bank of New York, as Trustee relating to the 10.25% Senior Secured Notes due 2012.

“Late Charge Rate” with respect to any payments relating to an item of Equipment, shall have the meaning assigned to such term in the Equipment Schedule.

“Lease” shall mean the Master Equipment Lease dated as of November 13, 2006 by and among Owner Participant, Lessor and Lessee as supplemented and amended from time to time by Equipment Schedules entered into pursuant to the applicable provisions of the Lease and such other amendments as Lessee, Owner Participant and Lessor may from time to time agree.

“Lessee” shall mean Wise Alloys LLC, a Delaware limited liability company, as Lessee.

“Lessor” shall mean the Owner Trustee in its capacity as lessor under the Lease.

“Lessor’s Cost” shall mean, with respect to all the Equipment, the Lessor’s Cost for such items of Equipment as set forth on the Equipment Schedules and with respect to any item of Equipment the cost set forth on the Equipment Schedule for such item of Equipment.

“Lessor’s Lien” means any lien, claim or encumbrance on the Equipment arising from or attributable to (i) claims against Owner Participant or Owner Trustee (in its individual or trust capacity) not related to the Operative Documents or the transactions contemplated thereby, (ii) any act or omission of the Owner Participant or Owner Trustee (in its individual or trust capacity) not related to the transactions contemplated by the Operative Documents, (iii) any breach or violation of any of the obligations or any false representation by Owner Participant or Owner Trustee (in its individual or trust capacity) under the Operative Documents or (iv) Taxes imposed upon Owner Participant or Owner Trustee (in its individual or trust capacity) for which Lessee is not obligated to indemnify Owner Participant or Owner Trustee (in its individual or trust capacity) or any Indemnitee pursuant to the Lease.

“Lien” shall mean any mortgage, pledge, lien, charge, encumbrance, lease, rights, security interest or claim.

“Manufacturer” of any item of Equipment shall mean the manufacturer of such item of Equipment as specified on Annex A to the Equipment Schedule for such item of Equipment.

“Operative Documents” shall mean the Lease, the Bills of Sale, the Equipment Schedules, the Guaranty and the Trust Agreement.

“Owner Participant” shall mean, collectively, The Employees’ Retirement System of Alabama and The Teachers’ Retirement System of Alabama.

“Owner Trustee” shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as trustee under the Trust Agreement, including any co-trustee appointed pursuant to the terms of the Trust Agreement.

“Permitted Investments” shall mean collectively (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof, in each case maturing within 90 days from the date of creation thereof and, at the time of acquisition, having a rating of at least “A” from either Standard & Poor’s Corporation or Moody’s Investor Services, Inc., (ii) certificates of deposit, time deposits or bankers’ acceptances maturing within 90 days from the date of acquisition thereof issued by commercial banks organized under the laws of the United States of America or any State thereof or the District of Columbia or U.S. Dollar deposits with any foreign branches of such commercial banks or with any U.S. branches of commercial banks organized outside of the United States, in each case having combined capital and surplus of not less than $500,000,000 and a rating of at least “A” from a nationally recognized rating agency, (iii) money market funds registered with the Securities Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and which at the time of such investment are rated Aaa by Moody’s Investors Service and/or AAA by Standard & Poor’s, and (iv) repurchase agreements secured by securities specified in clause (i) above.

“Permitted Lien” shall mean any lien, claim, charge, encumbrance or security interest described in Section 10(a) through (d) of the Lease.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, nonincorporated organization or government or agency or political subdivision thereof.

“Potential Default” shall mean any event which with the giving of notice or the lapse of time or both would constitute a Default.

“Remaining Life” with respect to any item of Equipment, shall mean the reasonably estimated remaining useful life of such Equipment at the end of the Basic Term or at any other point of determination with respect to such Equipment.

“Rent” shall mean all Basic Rent and Supplemental Rent.

“Rent Payment Date” shall mean with respect to any item of Equipment, each date specified on the applicable Equipment Schedule during the Term of the Lease for which periodic rent is scheduled to be paid under the Equipment Schedule.

“Residual Value” with respect to any item of Equipment, shall mean the reasonably estimated residual fair market value of such Equipment at the end of the Basic Term or at any other point of determination.

“Responsible Officer” shall mean, with respect to any Person, the Chairman, the President, any Vice President, Treasurer or Secretary and any other executive corporate officer (or holder of an equivalent position for a nonincorporated Person) who in the normal performance of his operational responsibilities would have knowledge of such matter and the requirements with respect thereto and in the case of the Owner Trustee shall mean an officer in the Corporate Trust Administration department of the Trust Company who is assigned to or is otherwise responsible for the transactions contemplated by the Operative Documents.

“Stipulated Loss Value” shall mean as of any date of determination, the product of the Lessor’s Cost (designated on the applicable Equipment Schedule) of the Equipment for which such calculation is being made and the applicable percentage factor set forth on the Schedule of Stipulated Loss Values attached to such Equipment Schedule for such date.

“Supplemental Rent” shall mean all amounts, liabilities, and obligations (other than Basic Rent) which Lessee is obligated to pay under the Lease to Lessor, Owner Participant or others, including, without limitation, Stipulated Loss Value payments.

“Term” shall mean with respect to the Equipment subject to an Equipment Schedule, the full term of the Lease with respect thereto.

“Termination Date” shall have the meaning assigned to such term in Section 20 of the Lease.

“Total Loss” shall mean the actual or constructive total loss of any item of the Equipment, or the loss, theft or destruction of any item of the Equipment or damage to any item of the Equipment to such extent as shall make repair thereof uneconomical (in Lessee’s reasonable discretion) or shall render any item of the Equipment permanently unfit for normal use for any reason whatsoever, the taking of title to any item of Equipment or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of use of any item of the Equipment for a period in excess of the lesser of (i) one (1) year or (ii) the remaining Term of the Lease.

“Transaction Costs” shall have the meaning assigned to such term in Section 23 of the Lease.

“Transferee” shall have the meaning assigned to such term in Section 16(b) of the Lease.

“Trust” shall mean the trust created by the Trust Agreement.

“Trust Agreement” shall mean the Trust Agreement dated as of November 13, 2006 between the Trust Company and the Owner Participant.

“Trust Company” shall mean Wilmington Trust Company, a Delaware banking corporation, in its individual capacity.

Exhibit C to

Master Equipment Lease

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that WISE ALLOYS LLC (“Seller”), for and in consideration of the sum of $10.00 and other good and valuable consideration, in hand paid by WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee (“Purchaser”), the receipt of which is hereby acknowledged, grants, bargains, sells, conveys, transfers and delivers all right, title and interest unto Purchaser, its successors and assigns forever to the property described on Schedule A attached hereto and made a part hereof (the “Equipment”), free and clear of any and all liens, claims, charges and encumbrances other than Permitted Liens (as such term is defined in that certain Master Equipment Lease dated as of November 13, 2006 among Seller, Purchaser and The Employees’ Retirement System of Alabama and The Teachers’ Retirement System of Alabama).

Seller does hereby agree to and with Purchaser, its successors and assigns, to warrant and defend title to the aforesaid Equipment hereby sold unto Purchaser, its successors and assigns against all and every person and persons whomsoever.

Seller hereby represents and warrants to Purchaser that Seller is the owner of such Equipment and that Seller has full right, power and authority to sell the Equipment and to make this Bill of Sale.

Seller, for itself and its successors and assigns further covenants and agrees to do, execute and deliver, or to cause to be done, executed or delivered, all such further acts, transfers and assurances, for the better assuring, conveying and confirming unto Purchaser and its successors and assigns the rights and interests in the Equipment hereby bargained, sold, assigned, transferred, set over and conveyed, as Purchaser and its successors and assigns shall reasonably request.

This Bill of Sale and the representations, warranties and covenants herein contained shall inure to the benefit of Purchaser and its successors and assigns, shall be binding upon Seller and its successors, assigns and transferees, and shall survive the execution and delivery hereof.

IN WITNESS WHEREOF, Seller has hereunto set its hand by an officer as of this          day of                 , 2006.

WISE ALLOYS LLC

By:
Title:

TO:	Hayden Brown, Alex Funderburg Scott Stevenson, Phyllis Woollen
RE:	QANTAS

Attached please find the following documents for the QANTAS transaction:

1)	Assumption Agreement,
2)	Assignment and Assumption Agreement, and
3)	Purchase Price Acknowledgment

We have added the Assumption Agreement feature to this transaction to address an Irish withholding tax issue. The borrower in the deal is the trust (“Lessor”). Because the beneficial interest in the Lessor will be held by BALI, interest payments by the Lessor are deemed for Irish withholding tax purposes to be made by BALI. The Series B Notes in this transaction are held by Eumundi Finance Ltd., a Cayman Islands company. There is no exemption from withholding for payments made from Ireland to the Cayman Islands.

To address Irish withholding tax on payments from the Lessor to the Cayman Islands, prior to the transfer of the Aircraft Interest from BALCAP to BALI, a yet to be identified BofA entity (“BAO”) will assume the obligation to make the Series B debt payments from BALCAP. BAO would be paid cash on the closing date for assuming such obligations. BAO will then make the regularly scheduled payments in respect of the Series B Notes. BAO will be located in a jurisdiction from which such payments can be made without withholding on payments to the Cayman Islands.

We are not asking the lenders to release their lien on the debt collateral or release the Lessor from its obligation under the Series B Notes, but we will ask them to agree that if payments are received from BAO, the duplicate payment generated from the transaction’s normal cash flow would be released to the Lessor under the debt waterfall.

This arrangement has been approved by Pat O’Brien, subject to verification from a U.S. accounting perspective that the B Debt will not be shown on the BALI balance sheet. The next step is to make sure we have not somehow created a tax problem on the U.S. side. Please review the attached and let us know if it works. I would be glad to address any questions.

cc:	Sara Fitch, Keith Guinn, Demetria Vong Spillian, Pat O’Brien, Jed Kelly

Exhibit D to

Master Equipment Lease

[LETTERHEAD OF WINSTON & STRAWN LLP]

November 13, 2006

To Each of the Addressees

Listed in Schedule A Attached Hereto

Ladies and Gentlemen:

We have acted as special counsel for (i) Wise Alloys LLC, a Delaware limited liability company (“Lessee”), in connection with the transactions contemplated by that certain Master Equipment Lease dated as of November 13, 2006 (the “Lease”) among the Lessee; The Employees’ Retirement System of Alabama and The Teachers’ Retirement System of Alabama, collectively, as Owner Participant; and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated therein, but solely as Owner Trustee, as Lessor; and (ii) Wise Metals Group LLC, a Delaware limited liability company (“Guarantor”), in connection with that certain Guaranty (the “Guaranty”) dated as of November 13, 2006 by Guarantor in favor of the Lessor and the Owner Participant. For purposes of this opinion letter, each capitalized term used herein and not otherwise defined herein shall have the meaning set forth or referenced in Exhibit B to the Lease.

In connection with the opinions contained herein, we have examined executed counterparts of the Lease, the Bill of Sale dated as of the date hereof, Equipment Schedule No. 1, the Guaranty (collectively, the “Documents”) and the Trust Agreement. We have further examined and, as to factual matters relied upon the accuracy of, original, certified conformed, photographic or telecopied copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. In all such examinations, we have assumed the legal capacity of natural persons executing documents, the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, photographic or telecopied copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, we have assumed the same to have been properly given and to be accurate.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular partners presently partners of or employed by Winston & Strawn LLP who have given substantive attention to matters involving the Lessee and Guarantor relating to the Documents. As to various questions of fact material to our opinions, we have relied solely upon the accuracy of the statements, representations and warranties made in the Documents and we have made no independent investigation or inquiry with respect to such factual matters.

To Each of the Addressees

Listed in Schedule A Attached Hereto

November 13, 2006

We are licensed to practice law in the State of New York and we express no opinions herein as to the laws of any state or jurisdiction other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the laws of the United States of America (other than treaties) provided, however, with your consent we have assumed, without independent investigation that the laws of the State of Alabama are identical to the laws of the State of New York for purposes hereof.

With your consent, and for purposes of this opinion letter, we have assumed the accuracy of the following matters, but we have not made any independent investigation or inquiry with respect thereto and we render no opinion on such matters:

(a)	Each Document has been duly and validly authorized, executed and delivered by each of the respective parties thereto and constitutes the valid and binding obligation of each party thereto (other than the Lessee and the Guarantor) enforceable against each such party in accordance with its terms;

(b)	Each of the parties to the Documents (other than the Lessee and the Guarantor) has MI power, authority and legal right to enter into and perform its respective obligations under each of the Documents to which it is a party;

(c)	The execution, delivery and performance of the Documents by each of the parties thereto (other than the Lessee and the Guarantor) will not violate the respective parties’ constituting documents; and

(d)	The parties to the Documents (other than the Lessee and the Guarantor) with respect to the laws of the State of New York and laws of the United States will have obtained, and there will be in full force and effect, any and all required consents, permits and approvals required by or from any and all federal, state, local or foreign governmental agencies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the validity, binding effect: and enforceability of the Documents.

Based upon the foregoing and on the basis of our consideration of such facts and laws as we have deemed necessary for purposes of this letter, but subject to the specific assumptions, qualifications and reliances herein set forth, it is our opinion that:

1. The Lessee is a limited liability company validly existing in good standing under the laws of the State of Delaware and is in good standing and qualified as a foreign limited liability company in Alabama.

To Each of the Addressees

Listed in Schedule A Attached Hereto

November 13, 2006

2. The Documents to which the Lessee is a party have been duly authorized, executed and delivered by the Lessee.

3. The execution, delivery and performance by the Lessee of the Documents to which Lessee is a party do not require the approval of any member, trustee or holder of any obligations of Lessee, or any filing or registration by Lessee with, or approval of, any governmental authority, except in each case as have been duly obtained, and do not contravene any law, governmental rule, regulation or order now binding on Lessee, or the organizational documents of Lessee, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound which, either individually or in the aggregate, would materially and adversely affect the financial condition of Lessee or the ability of the Lessee to perform its obligations under the Documents to which it is a party.

4. The Guarantor is a limited liability company validly existing in good standing under the laws of the State of Delaware.

5. The Guaranty has been duly authorized, executed and delivered by the Guarantor.

6. The execution, delivery and performance by the Guarantor of the Guaranty do not require the approval of any member, trustee or holder of any obligations of Guarantor, or any filing or registration by Guarantor with, or approval of, any governmental authority, except in each case as have been duly obtained, and do not contravene any law, governmental rule, regulation or order now binding on Guarantor, or the organizational documents of Guarantor, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Guarantor under the Guaranty or by which it or its property is bound which, either individually or in the aggregate, would materially and adversely affect the financial condition of Guarantor and its Consolidated Subsidiaries taken as a whole or the ability of the Guarantor to perform its obligations under the Guaranty.

7. Each of the Documents to which the Lessee is as party, constitutes a valid and binding agreement of the Lessee enforceable against the Lessee in accordance with its terms.

8. The Guaranty constitutes a valid and binding agreement of Guarantor enforceable against Guarantor in accordance with its terms.

9. Neither the execution and delivery by the Lessee of the Documents to which it is a party nor the consummation by the Lessee of any of the transactions contemplated thereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency or violates any applicable law, rule or regulation of the State of New York or of the United States of America.

To Each of the Addressees

Listed in Schedule A Attached Hereto

November 13, 2006

10. Neither the execution and delivery by Guarantor of the Guaranty nor the consummation by Guarantor of any of the transactions contemplated thereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency or violates any applicable law, rule or regulation of the State of New York or of the United States of America.

11. No filing with, notice to or authorization or approval from any governmental or public body or authority of the State of New York or the United States of America is required in connection with the execution, delivery and performance by the Lessee of any of the Documents to which the Lessee is a party except for those that have already been obtained, given or made.

12. No filing with, notice to or authorization or approval from any governmental or public body or authority of the State of New York or the United States of America is required in connection with the execution, delivery and performance by Guarantor of the Guaranty except for those that have already been obtained, given or made.

13. The Bill of Sale is sufficient as to form under the laws of the State of New York to transfer all right, title and interest in the Equipment described therein and purported to be transferred thereby.

We express no opinion herein as to (i) the severability of any provision of any Document, (ii) any provision of the Documents related to choice of governing law, (iii) any provision in the Documents related to forum selection or submission to jurisdiction to the extent the forum is a federal court, (iv) matters relating to the title to or sufficiency of description of any property or collateral described in any Documents or the creation, perfection or relative priority of any lien or security interest created or intended to be created with respect to such property or collateral thereunder, (v) any matter involving compliance with financial covenants, (vi) the validity, binding effect, or enforceability of any purported waiver, release, or disclaimer under the Documents relating to statutory or equitable rights and defenses of the parties which are not subject to waiver, release, or disclaimer or (vii) whether the Lease is, for tax or any other purpose, a true lease or a lease intended for security. In addition, we express no opinion as to the enforceability of provisions of the Documents that purport (i) to allow any party to unreasonably interfere in the conduct of the business of another party; (ii) to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due, or (iii) provisions that purport to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights. In addition, we express no opinion as to matters governed by (i) any tax laws, (ii) any securities or “blue sky” laws, (iii) any laws pertaining to the parties to the Documents solely because of the business activities of such parties, and which are not applicable to business corporations generally, (iv) any federal, state or local banking or bank regulatory laws, (v) any law, rule or regulation relating to pollution or protection of the environment, (vi) any law, rule or regulation relating to employee rights and benefits or occupational safety and health, (vii) antitrust laws, or (viii) Section 548 of the Bankruptcy Code arid Article 10 of the New York Debtor and Creditor Law relating to

To Each of the Addressees

Listed in Schedule A Attached Hereto

November 13, 2006

fraudulent transfers and obligations. Furthermore, with respect to the submissions to the jurisdiction of the U.S. federal courts (located in the State of Alabama) in the Documents, we note the limitations of 28 U.S.C. § 1331 and § 1332 on the subject matter jurisdiction of the federal courts. In connection with the foregoing provisions insofar as they relate to forum selection (including, without limitation, the waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that Alabama courts may have discretion to transfer the place of trial similar to that contained the New York Civil Practice Act, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one Federal court to another.

With respect to the matters set forth in paragraphs 9 and 10 above, we express no opinion as to any law or regulation (i) which might be violated by any misrepresentation or omission or a fraudulent act or (ii) to which the parties may be subject as a result of their specific business operations or regulatory status and which are not applicable to business corporations generally (although we are not aware of any such other law or regulation that would be violated as a result of the execution, delivery and performance of the Documents and the consummation of the transactions contemplated thereby).

With respect to the matters set forth in paragraphs 7 and 8, the enforceability of the Documents to which the Lessee or the Guarantor are parties and the obligations of the Lessee and the Guarantor thereunder and the availability of certain rights and remedial provisions provided for in such Documents are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally, and are subject to general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor’s enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy.

The opinions set forth in paragraphs 7 and 8 are (i) subject to the qualification that certain remedial provisions contained in such Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Documents, which Documents (subject 1:0 the other qualifications and comments set forth in this opinion letter) contain adequate provisions for the practical realization of the benefits thereof, (ii) subject to the qualification that certain indemnification provisions contained in the Documents may be limited or rendered unenforceable by considerations of public policy or requires an indemnification of a

To Each of the Addressees

Listed in Schedule A Attached Hereto

November 13, 2006

party for its own actions or inactions, to the extent such action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iii) certain requirements of the Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created, modifying any provision of any such document, (iv) as to Lessor’s ability to use “self-help” remedies to repossess the Equipment or any interest therein if a breach of the peace were to occur and (v) with respect to the enforceability of any provision of the Lease purporting to appoint Lessor as attorney in fact or agent of Lessee.

Pursuant to Section 2(b)(v) of the Lease, this opinion letter is delivered to the addressees listed or. Schedule A attached hereto upon the instruction of our clients, the Lessee and the Guarantor.

This opinion letter is furnished by us to you for your sole benefit for use in connection with the transactions contemplated by the Lease and the Guaranty, and no other Person shall be entitled to rely on this opinion letter without our express written consent. This opinion letter is as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein and we undertake no, and expressly disclaim any, obligation to advise you of any changes in any matters set forth herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to the addressees hereof or other person or entity except for Lessee and Guarantor. In permitting reliance hereon by any person or entity other than Lessee and Guarantor, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

SCHEDULE A

Wilmington Trust Company

The Employees’ Retirement System of Alabama

The Teachers’ Retirement System of Alabama

Exhibit E to

Master Equipment Lease

MORRIS, JAMES, HITCHENS & WILLIAMS LLP

222 Delaware Avenue, 10th Floor

Wilmington, Delaware 19801-1621

(302) 888-6800

Facsimile (302) 888-6989

www.morrisjames.com

Mailing Address

P.O. Box 2306

Wilmington, DE 19899-2306

November 13, 2006

To Each of the Persons

Listed on Schedule A

Attached Hereto

Re:	WISE ALLOYS LLC

Ladies and Gentlemen:

We have acted as special counsel to Wilmington Trust Company, a Delaware banking corporation (the “Trust Company”), in connection with the (i) Trust Agreement, dated as of November 13, 2006 (the “Trust Agreement”), between The Employees’ Retirement System of Alabama, and The Teachers’ Retirement System of Alabama, collectively as Owner Participant and the Trust Company, as Owner Trustee (the “Owner Trustee”). This opinion is furnished pursuant to your request. Capitalized terms used herein and not otherwise defined are used as defined in or by reference in the Trust Agreement, except that reference herein to any instrument shall mean such instrument as in effect on the date hereof.

We have examined executed counterparts or forms or copies otherwise identified to our satisfaction of the following documents:

(a) the Trust Agreement;

(b) the Master Equipment Lease, dated November 13, 2006 among Wise Alloys LLC, as Lessee, the Owner Participant, and the Owner Trustee; and

(c) the Equipment Schedule No. 1, dated November 13, 2006 between Lessee and the Owner Trustee (each of the documents listed in paragraphs (a) through (c) above being collectively referred to as the “Operative Documents”).

We have also examined originals or copies of such other documents, such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

To Each of the Addressees	MORRIS, JAMES, HITCHENS & WILLIAMS LLP
Listed in Schedule A
Attached Hereto
November 13, 2006
Page 2

Moreover, as to certain facts material to the opinions expressed herein, we have relied upon representations and warranties contained in the Operative Documents.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1. The Trust Company has been duly incorporated and is validly existing as a Delaware banking corporation in good standing under the laws of the State of Delaware. The Trust Company has full corporate power, authority and legal right in its individual capacity, or as Owner Trustee, as the case may be, to execute, deliver and perform its obligations under each of the Operative Documents to which it is a party.

2. Each Operative Document to which the Trust Company or the Owner Trustee is a party, has been duly authorized, executed and delivered by the Trust Company or the Owner Trustee, as the case may be, and constitutes the legal, valid and binding obligation of the Trust Company or the Owner Trustee, as the case may be, enforceable against the Trust Company or the Owner Trustee, as the case may be, in accordance with its terms.

3. The Trust Agreement constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of the such parties in accordance with its terms.

4. Neither the execution and delivery by the Trust Company or the Owner Trustee, as the case may be, of the Operative Documents to which the Trust Company or the Owner Trustee is a party, nor the fulfillment of, performance of, or compliance by the Trust Company or the Owner Trustee, as the case may be, with the respective provisions of such Operative Documents nor the consummation of any of the transactions contemplated thereby, conflicts with, or results in a breach of the terms, conditions or provisions of, or constitutes a default under, or results in a violation of, the charter or by-laws of the Trust Company, any law, governmental rule or regulation of the State of Delaware or the United States of America governing the banking or trust powers of the Trust Company or, to the best of our knowledge, any mortgage, indenture, contract, agreement or other undertaking to which it is bound or to which any of its property or assets may be subject.

5. No consent, approval or other action by or any notice to or filing or registration with any court or administrative or governmental authority or agency of the State of Delaware or the United States of America governing the banking or trust powers of the Trust Company is required in connection with the execution and delivery by the Trust Company or the Owner Trustee, as the case may be, of the Operative Documents to which the Trust Company or the Owner Trustee is a party, or the fulfillment of or compliance by the Trust Company or the Owner Trustee, as the case may be, with the respective terms and provisions thereof or the consummation of any of the transactions contemplated thereby.

To Each of the Addressees	MORRIS, JAMES, HITCHENS & WILLIAMS LLP
Listed in Schedule A
Attached Hereto
November 13, 2006
Page 3

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A. The foregoing opinions are limited to the federal laws of the United States of America governing the banking and trust powers of the Trust Company and the laws of the State of Delaware. In addition, we have not considered and express no opinion on the effect of, concerning matters involving or otherwise with respect to any other laws of any jurisdiction, or rules, regulations, orders and judicial and administrative decisions relating to such laws, including, without limitation (i) the federal laws of the United States of America, including without limitation, the Internal Revenue Code of 1986, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA PATRIOT Act of 2001, as amended), or (iii) state securities or blue sky laws, including, without limitation, the securities laws of the State of Delaware. Insofar as the foregoing opinions relate to the validity and enforceability of the Operative Documents which are expressed to be governed by laws other than the laws of the State of Delaware, we have assumed that such documents constitute legal, valid, binding and enforceable documents or instruments under such laws (as to which we express no opinion).

B. The foregoing opinions regarding enforceability of any document are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, receivership and similar laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

C. We have assumed: (i) except as stated in numbered paragraph 1 above, the due incorporation or due formation, as the case may be, due organization, and valid existence in good standing of each of the parties (other than natural persons) to the documents reviewed by us under the laws of all relevant jurisdictions; (ii) the legal capacity of all relevant natural persons, (iii) the due authorization, execution, and delivery of each of the documents reviewed by us by each of the parties thereto (other than by the Trust Company and Owner Trustee); and (iv) that each of such parties (other than the Trust Company and Owner Trustee) had and has the power and authority to execute, deliver, and perform such documents.

D. We have assumed that (i) all signatures (other than those of the Trust Company and the Owner Trustee) on all documents reviewed by us are genuine, (ii) all documents furnished to us as originals are authentic, (iii) all documents furnished to us as copies or specimens conform to the originals thereof, (iv) all documents furnished to us in final draft or

To Each of the Addressees	MORRIS, JAMES, HITCHENS & WILLIAMS LLP
Listed in Schedule A
Attached Hereto
November 13, 2006
Page 4

final or execution form have not been and will not be terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents, (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, (vi) except as set forth in the foregoing opinions, each document reviewed by us constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms, and (vii) all conditions precedent set forth in the documents reviewed by us have been satisfied.

E. We have assumed that the Operative Documents and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974.

F. For purposes of this letter, an opinion that is limited “to the best of our knowledge” means that, in the course of our representation of the Trust Company as described above, attorneys in this firm who have worked substantively on this letter and the transactions contemplated by the Operative Documents have not, without undertaking any investigation or verification of the subject matter of such opinion, obtained actual knowledge that such opinion is incorrect.

This opinion letter may be relied upon by you in connection with the matters set forth herein, subject to the understanding that (i) the opinions rendered herein are given on the date hereof and such opinions are rendered only with respect to laws, rules and regulations in effect as of such date and (ii) we assume no obligation to advise you or any other Person of any changes to the foregoing subsequent to the delivery of this opinion letter. Without our prior written consent, this opinion letter may not be relied upon by or furnished to any other person or entity (other than your respective permitted successors and assigns) for any purpose; provided that this opinion may be furnished to your accountants, attorneys, and to any governmental or regulatory body to the extent required by applicable law or regulation.

Very truly yours,

MORRIS, JAMES, HITCHENS & WILLIAMS LLP

SCHEDULE A

Wilmington Trust Company

1100 North Market Street

Rodney Square North

Wilmington, Delaware 19890-0001

Wise Alloys LLC

Wise Metals Group LLC

857 Elkridge Landing Road

Suite 600

Linthicum, MD 21090

The Employees’ Retirement System of Alabama

c/o The Retirement Systems of Alabama

135 South Union Street, Suite 570

Montgomery, AL 36130

The Teachers’ Retirement System of Alabama

c/o The Retirement Systems of Alabama

135 South Union Street, Suite 570

Montgomery, AL 36130

Exhibit F to

Master Equipment Lease

(Mailing Address) P. O. Box 302150 Montgomery, Alabama 36130-2150 (Office Location) 136 South Union Street Montgomery, Alabama 36104-0001 Telephone: (334) 832-4140 Web Site: www.rsa.state.al.us

The Retirement Systems of Alabama

Teachers’ Paul R. Hubbert, Chair Sarah Swindle, Vice Chair	David G. Bronner, CEO Marcus H, Reynolds, Jr., Deputy	Employees’ State State Police Public Judicial Bob Riley, Chair John H. Wilkerson, Jr., Vice Chair

November 13, 2006

Wilmington Trust Company

1100 North Market Street

Rodney Square North

Wilmington, Delaware 19890-0001

Wise Alloys, LLC

c/o Wise Metal Group LLC

857 Elkridge Landing Road

Suite 600

Linthicum, MD 21090

Re:	Master Equipment Lease Among Wise Alloys, L.L.C., Wilmington Trust Company and The Retirement Systems of Alabama; Trust Agreement between Wilmington Trust Company and The Retirement Systems of Alabama

All necessary approvals and authorizations have been obtained for The Employees’ Retirement System of Alabama and The Teachers’ Retirement System of Alabama to enter into the referenced transaction. The Employees’ Retirement System of Alabama and the Teachers’ Retirement System of Alabama are instrumentalities of the State of Alabama, created by and governed by state law; all necessary approvals and authorizations have been obtained for the Employees’ Retirement System of Alabama and the Teachers’ Retirement System of Alabama to enter into the referenced Lease Agreement and Trust Agreement (collectively, the “Agreements”); the Agreements have been properly executed by the chief executive officer of such entities and he is authorized to execute such Agreements.

Sincerely,
/s/ William T. Stephens
William T. Stephens
General Counsel
The Retirement Systems of Alabama